UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Oportun Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of the Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1825 South Grant Street, Suite 850
San Mateo, California 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held at 8:00 a.m., Pacific Time, on Tuesday, August 11, 2026
June 29, 2026
Dear Oportun Stockholder:
It is my privilege to write to you for the first time as Chief Executive Officer of Oportun Financial Corporation (“Oportun” or the “Company”).
I joined Oportun on April 20, 2026 because I genuinely believe in the strength of our mission, to empower our members to build a better future, and the significant opportunity to deepen member relationships and responsibly expand access to financial services. I was also drawn to the company's strong reputation and brand within the communities it serves, underpinned by its unique ability to engage members seamlessly across retail, contact center, and digital channels in both English and Spanish. Oportun stands apart as a financial services company enabled by technological innovation, with a proven ability to responsibly serve hardworking consumers who are too often overlooked by traditional financial institutions. Since inception, Oportun has provided more than $22.2 billion in responsible and affordable credit, saved members more than $2.5 billion in interest and fees, and helped 1.3 million people establish a credit history.
My experiences early in my tenure have reinforced my confidence in the foundation the team has built. In 2025, Oportun delivered meaningful improvements in profitability, operating efficiency, liquidity, and funding costs. For the full year 2025:
•	GAAP net income was $25 million, an improvement of $104 million compared to 2024;
•	GAAP diluted EPS was $0.53, compared to a loss of $(1.95) in 2024;
•	Adjusted EPS grew 89% year-over-year to $1.36;
•	Adjusted EBITDA increased 42% year-over-year to $148 million;
•	Aggregate originations grew 10% year-over-year while maintaining a conservative credit posture; and
•	Total operating expenses declined 12% year-over-year, reflecting continued cost discipline.
Importantly, during 2025, Oportun also reduced its higher-cost corporate debt by 30% or $70 million, improved its funding profile through lower-cost financing initiatives, and increased its unrestricted cash by 76% to $106 million. We believe these balance sheet optimization actions position the Company well for enhanced profitability in 2026 and beyond.
Since year-end, we have continued to execute with discipline. In the first quarter of 2026, Oportun delivered its sixth consecutive quarter of GAAP profitability, maintained a conservative credit posture, and reiterated its full-year 2026 outlook.
While it's clear that the team has made real progress over the last year to strengthen the foundation of the business, important work remains. As I begin my tenure, my priorities are straightforward: strengthen through-cycle credit performance, rebuild a durable and responsible growth engine, maintain operating discipline, continue improving our funding profile, and deepen relationships with the members who depend on Oportun for access to responsible financial products.

We have also strengthened our risk leadership with the appointment of Sean Rowles as Chief Risk Officer. Sean brings more than 30 years of experience across consumer credit, risk management, financial services operations, compliance, fraud and seller risk, and collections infrastructure, reinforcing our focus on disciplined credit management as we pursue responsible growth.
Along these lines, with an eye on supporting the needs of our members, we've recently announced two initiatives that we expect will enhance our revenue growth and profitability in future years.
First, we are working to responsibly expand access through a risk-based pricing program, including pricing above 36% where permitted and appropriate for shorter-term loans and certain higher-risk segments, including for some customers we are not able to approve today. This is not a broad loosening of credit. We will continue to verify ability to pay, maintain disciplined underwriting, and evaluate performance carefully as we scale. We have made good progress with this initiative, including progress toward a bank partnership that would support the program. As a result, we continue to expect to reintroduce risk-based pricing in the second half of this year.
Second, in April 2026, we launched an opt-in payment protection offering that we expect will provide more certainty for our members. Payment protection is an opt-in offering that members can elect during the loan application process, which is designed to help protect against certain unforeseen events like involuntary unemployment, death, or disability by completely or partially paying off the loan.
We will continue to pursue new opportunities adjacent to our core business to drive sustainable long-term value for our stockholders.
I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders (and any postponement, adjournment or delay thereof, the “Annual Meeting”) of Oportun on Tuesday, August 11, 2026, beginning at 8:00 a.m. Pacific time. The Annual Meeting will be held virtually via a live interactive audio webcast on the internet. You will be able to vote and submit your questions during the Annual Meeting at www.virtualshareholdermeeting.com/OPRT2026.
Your vote is very important. The Board recommends that you vote “FOR” each of the Board's proposals described in the proxy statement. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the internet, by telephone or, if you received paper copies of the proxy statement by mail, you may also vote by mail by following the instructions on your proxy card. The attached proxy statement contains details of the business to be conducted at the Annual Meeting and additional information on how to vote.
The dedication of our teams and the passion they bring to our mission every day has strongly resonated with me early in my tenure. I am excited to continue the work alongside our employees and board of directors to drive operational excellence and long-term value creation. We are grateful for your continued support and ownership of Oportun.
Sincerely,

Douglas Bland
Chief Executive Officer

Proxy Statement Overview
Information about the Annual Meeting

DATE AND TIME:	MEETING:	RECORD DATE:
August 11, 2026 8:00 a.m. Pacific Time	www.virtualshareholdermeeting.co m/OPRT2026	Close of business on June 16, 2026

How to Vote
Stockholders of record as of the Record Date may vote via the Internet at www.proxyvote.com, by telephone at 1-800-690-6903, by completing and returning your proxy card or voting instruction form, or in person at the Annual Meeting. See the “Voting Methods” section on page 2.

Over the Internet at www.proxyvote.com	By telephone at 1-800-690-6903	By mailing your completed proxy card or voting instruction form in the envelope provided	At the Annual Meeting

Voting Matters and Board Recommendations
The Board unanimously recommends that you vote as follows:

	Board’s recommendation	Page reference
1. To elect the one Class I director named in this proxy statement to serve until the next annual meeting of stockholders or until his respective successor is elected and qualified	☑ FOR	8
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026	☑ FOR	9
3. To approve, on an advisory non-binding basis, the compensation of our named executive officers	☑ FOR	11
4. To indicate the preference of the stockholders, on an advisory, non-binding basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers	☑ 1 YEAR	12

We may also transact any other business that may properly come before the Annual Meeting. As of the date of this proxy statement, we are not aware of any business to be presented in consideration other than the matters described in this proxy statement.

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DIRECTORS

Name	Age	Director since	Independent	Committees
Director nominees whose terms would expire in 2027 if elected at the Annual Meeting
Mohit Daswani	51	2024	✔	• Audit and Risk • Compensation and Leadership (Chair)
Directors whose terms expire in 2028
Douglas Bland	58	2026		None
Carlos Minetti	64	2024	✔	• Credit Risk and Finance • Nominating, Governance and Social Responsibility
Warren Wilcox	68	2025	✔	• Audit and Risk • Compensation and Leadership
Directors whose terms expire in 2027
Ginny Lee	59	2021	✔	• Compensation and Leadership • Nominating, Governance and Social Responsibility (Chair)
Louis P. Miramontes (Independent Lead Director)	71	2014	✔	• Audit and Risk
Richard Tambor	64	2024	✔	• Credit Risk and Finance • Nominating, Governance and Social Responsibility
Directors whose terms expire at the Annual Meeting and who are not standing for re-election
Jo Ann Barefoot	76	2016	✔	• Credit Risk and Finance • Nominating, Governance and Social Responsibility
Sandra A. Smith	55	2021	✔	• Audit and Risk (Chair) • Credit Risk and Finance

CORPORATE GOVERNANCE HIGHLIGHTS
The Board is committed to exercising good corporate governance practices, which include:
•	Independent Lead Director of the Board
•	Board comprised almost entirely of independent directors – eight of the nine directors are independent
•	Recently enhanced charter and bylaws by removing supermajority voting provisions and declassifying the Board
•	Each standing committee composed exclusively of independent directors
•	Regular committee meetings throughout the year, including executive sessions without management
•	Committee authority to retain independent advisors
•	Annual Board and committee evaluations
•	Stock ownership guidelines for our Section 16 officers and Board
•	Robust code of business conduct
•	Robust insider trading and related party transactions policies
•	Robust clawback policies

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EXECUTIVE COMPENSATION HIGHLIGHTS
We pay for performance and manage Oportun for the long-term

Effective Design	•	Focus on superior corporate results and stockholder value creation, with appropriate consideration of risk
	•	Foster a performance-based culture, where rewards are distributed based upon results-focused goals
	•	Recognize and reward our executive officers fairly for achieving or exceeding rigorous corporate and individual objectives
	•	Balance compensation philosophy utilizing a mix of cash and equity, short-term and long-term elements, and fixed and variable (at-risk) incentives
	•	Maintain a performance-based restricted stock unit (“PSU”) program for our executives
	•	Commitment to our mission
Governance Practices	•	Engage an independent compensation consultant who works exclusively for the compensation and leadership committee
	•	Maintain robust stock ownership and holding requirements
	•	Conduct an annual advisory “Say-on-Pay” vote
	•	Establish clawback policies providing ability to recover incentive cash compensation and performance-based equity awards in circumstances of a financial restatement
	•	Disallow hedging or pledging of stock

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Oportun Financial Corporation
1825 South Grant Street, Suite 850
San Mateo, California 94402
Notice of the 2026 Annual Meeting of Stockholders

Date and Time:	The Annual Meeting will be held virtually through a live, interactive audio webcast on Tuesday, August 11, 2026 at 8:00 a.m. Pacific time. There will be no physical meeting location.
Access to the Audio Webcast of the Annual Meeting:
The live, interactive audio webcast of the Annual Meeting will begin promptly at 8:00 a.m. Pacific time. Online access will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the Annual Meeting prior to the start time.

Log in Instructions:
To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/OPRT2026. You will need your unique control number on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

Submitting Questions for the Virtual Annual Meeting:
You may submit a question in advance of the meeting by visiting www.proxyvote.com. Once online access to the Annual Meeting is open, stockholders may submit questions, if any, at www.virtualshareholdermeeting.com/OPRT2026. To log-in to either site to submit a question, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.

Voting Your Shares at the Virtual Annual Meeting:
You may vote your shares at the Annual Meeting even if you have previously submitted your vote. For instructions on how to do so, see the section below titled “Voting and Meeting Information-How do I vote?”

Meeting Agenda:	1)
To elect the one Class I director nominated by our board of directors (the “Board”) and named in this proxy statement to serve until our next annual meeting of stockholders or until his respective successor is elected and qualified.

	2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026.
	3)	To approve, on an advisory basis, our named executive officer (“NEO”) compensation, as described in the proxy materials.
	4)	To indicate the preference of the stockholders, on an advisory, non-binding basis, the frequency of future stockholder advisory votes on our NEO compensation.
	5)	To conduct any other business properly brought before the Annual Meeting.
Record Date:	The record date for the Annual Meeting is June 16, 2026 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting.
Mailing Date:
We expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report on or about June 29, 2026. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be
held on August 11, 2026. The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K, are available free of charge at www.proxyvote.com and at www.investor.oportun.com.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, that has been filed with the Securities and Exchange Commission (“SEC”) and subsequent filings we may make with the SEC from time to time. We assume no obligation to update any forward-looking statements or information after the date of this proxy statement.

Voting and Meeting Information
The information provided in this “Voting and Meeting Information” section is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website in this proxy statement are inactive textual references only.
What matters am I voting on?
There are four matters scheduled for a vote:
•	Election of the one Class I director named in this proxy statement to serve until the next annual meeting of stockholders or until his respective successor is elected and qualified;
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;
•	Approval, on an advisory, non-binding basis, of the compensation of our NEOs, as described in this proxy statement; and
•	Indication of the preference of the stockholders, on an advisory, non-binding basis, of the frequency of future stockholder advisory votes on our NEO compensation.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice because our Board is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We expect to mail the Notice on or about June 29, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
Why are we holding a virtual Annual Meeting?
The Annual Meeting will be conducted as a virtual meeting of stockholders by means of a live interactive audio webcast. We believe that hosting a virtual meeting enables greater stockholder attendance and participation from any location, improved communication and cost savings to our stockholders. The virtual Annual Meeting will allow our stockholders to ask questions and to vote.
How do I attend and participate in the Annual Meeting?
The Annual Meeting will be held at 8:00 a.m. Pacific time on August 11, 2026 at www.virtualshareholdermeeting.com/ OPRT2026. We encourage you to access the Annual Meeting prior to the start time. Online access to the live, interactive audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting, and you should allow ample time to ensure your ability to access the Annual Meeting.
The stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live, during the Annual Meeting. You may submit a question in advance of the meeting by visiting www.proxyvote.com. You may submit a question at any time during the Annual Meeting by visiting www.virtualshareholdermeeting.com/OPRT2026. To log-in to either site to submit a question, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the

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instructions that accompanied your proxy materials. Questions pertinent to the Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on June 16, 2026 (the “Record Date”) will be entitled to vote at the meeting. On the Record Date, there were 45,902,567 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares of common stock were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote during the Annual Meeting, or by proxy via the internet, telephone, or mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If, on Record Date, your shares of common stock were held, not in your name, but rather by a broker, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and Annual Meeting materials will be forwarded to you by your broker, bank or other nominee. Your broker, bank or nominee is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Since you are not the stockholder of record, you may vote your shares during the Annual Meeting only by obtaining a “legal proxy” and following the instructions from your broker, bank or other nominee.
What if another matter is properly brought before the meeting?
Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named as proxyholders in this proxy statement will vote on those matters.
How do I vote?
The procedures for voting are as follows:
Voting by Proxy Without Attending the Annual Meeting
You may direct how your shares are voted by proxy without attending the Annual Meeting.
You may vote your shares by proxy in any of the following three ways:
•
Using the Internet. Stockholders of record may vote online before the Annual Meeting, by going to www.proxyvote.com and following the instructions. Beneficial owners may vote by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. You will be required to enter the control number that is included on your proxy card or other voting instruction form provided by your broker, bank or other nominee. Online proxy voting via the internet is available 24 hours a day and will close 11:59 p.m. Pacific time, on August 10, 2026 for shares held by stockholders of record. Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access.

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•
By Telephone. Stockholders of record may vote by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your proxy card or other voting instruction form provided by your broker, trust, bank or other nominee. Telephone proxy voting is available 24 hours a day and will close 11:59 p.m., Pacific time, on August 10, 2026 for shares held by stockholders of record.

•
By Mail. Stockholders of record may submit proxies by mail by signing and dating the printed proxy cards included with their proxy materials and mailing them in the accompanying pre-addressed envelopes to be received prior to the Annual Meeting. Beneficial owners may vote by signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes in accordance with the instructions provided.

Voting at the Virtual Annual Meeting
You may vote your shares at the Annual Meeting even if you have previously submitted your vote. To vote at the Annual Meeting, log in at www.virtualshareholdermeeting.com/OPRT2026. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. If you are the beneficial owner of shares held through a broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee.
What is the effect of giving a proxy?
A proxy is your legal designation of another person to vote the stock you own at the Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting over the Internet or by telephone, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.
Proxies are solicited by and on behalf of our Board, and our Board has designated Douglas Bland and Kathleen Layton to serve as proxy holders for the Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board described herein. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can also vote your shares on the new meeting date unless you have properly revoked your proxy instructions as described above.
Can I change my vote or revoke my proxy?
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Stockholders of record may also follow the instructions provided on the proxy card to submit a new proxy by telephone or via the internet.
If you are a beneficial owner, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, bank or other nominee.
How many votes do I have?
Each holder of common stock will have the right to one vote per share of common stock.

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Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting for the transaction of any business. If a quorum is established, each stockholder entitled to vote at the Annual Meeting will be entitled to one vote, virtually or by proxy, for each share of stock entitled to vote held by such stockholder on the Record Date, June 16, 2026. On the Record Date, there were 45,902,567 shares of common stock outstanding and entitled to vote. To have a quorum, the holders of shares representing an aggregate of 22,951,284 votes must be present virtually or be represented by proxy at the Annual Meeting. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote during the Annual Meeting, or through the internet, by telephone or by completing your proxy card before the meeting, your shares will not be voted and will not count toward the quorum.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “Abstain” on that proposal.
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.
Proposal No. 1, the election of one Class I director, Proposal No. 3, the advisory vote on the compensation of our NEOs, and Proposal No. 4, the advisory vote on the frequency of future stockholder advisory votes on compensation of our NEOs, respectively, are non-routine matters so your broker, bank or other nominee may not vote your shares on Proposal Nos. 1, 3 and 4 without your instructions. Proposal No. 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026, is a routine matter so your broker, bank or other nominee may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card but do not make specific choices?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted in accordance with our Board’s recommendations:
•	FOR the election of the one Class I director named in this proxy statement to serve until our next annual meeting of stockholders or until his respective successor is elected and qualified;
•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;
•	FOR the approval, on an advisory, non-binding basis, of the compensation of our NEOs, as described in this proxy statement;

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•	To indicate a preference of “ONE YEAR”, on the frequency of future stockholder advisory votes on the compensation of our NEOs, as described in this proxy statement; and
•	If any other matter is properly presented at the Annual Meeting, the proxyholders named on your proxy card will vote your shares using their best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will only be able to vote on our only routine matter, Proposal No. 2, the ratification of Deloitte & Touche LLP, as our independent registered accounting firm for the year ending December 31, 2026. In the absence of timely directions, your shares will be treated as a broker non-vote on each of proposals No. 1, the election of the one Class I director, Proposal No. 3, the advisory vote on the compensation of our NEOs, and Proposal No. 4, the advisory vote on the frequency of future stockholder advisory votes on compensation of our NEOs, in each case as described above in the section “What happens if I do not vote?”
What vote is required to approve each proposal?
The vote required to approve each proposal, the effect of broker non-votes and the effect of abstentions are set forth below.
Proposal and Description		Vote Required	Effect of Broker Non-Votes	Effect of Abstentions
1 —	Election of the one Class I director	The number of votes cast “for” such nominee’s election must exceed the votes cast against such nominee’s election(1)	No Effect	No Effect
2 —	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026
“For” votes from the holders of a majority of the voting power present in person, by remote communication (if applicable), or represented by a proxy at the meeting and entitled to vote on the subject matter
			No Effect(2)	Counts Against
3 —	Approval, on an advisory, non-binding basis, of our named executive officer compensation, as described in this proxy statement
“For” votes from the holders of a majority of the voting power present in person, by remote communication (if applicable), or represented by a proxy at the meeting and entitled to vote on the subject matter
			No Effect	Counts Against
4 —	Preference of, on an advisory, non-binding basis, the frequency of future non-binding stockholder advisory votes on our named executive officer compensation
The frequency (every one, two, or three years) receiving the “For” votes from the holders of a greatest number of votes cast virtually or by proxy and entitled to vote thereon will be considered the frequency recommended by stockholders
			No Effect	No Effect

(1)
If the votes cast for any nominee do not exceed the votes cast against the nominee, the Board will consider whether to accept or reject such director’s resignation, which is tendered to the Board pursuant to our Corporate Governance Guidelines.

(2)
This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other nominee that holds your shares, your broker, bank, or other nominee will have discretionary authority to vote your shares on this proposal. As such, there are not expected to be any broker non-votes on this proposal.

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Who counts the votes?
We have engaged Broadridge Financial Solutions (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation.
How can I find out the results of the voting at the Annual Meeting?
We expect that preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Oportun or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
When are stockholder proposals due for next year’s annual meeting of stockholders?
Requirements for stockholder proposals to be considered for inclusion in our proxy materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2027 annual meeting of stockholders must be received by us not later than March 1, 2027 in order to be considered for inclusion in our proxy materials for that meeting.
Requirements for stockholder proposals to be brought before an annual meeting.
Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting but not included in our proxy statement, the stockholder must give timely notice thereof in writing to our Corporate Secretary at Oportun Financial Corporation, 1825 South Grant Street, Suite 850, San Mateo, California 94402. To be timely for the 2027 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between April 13, 2027 and May 13, 2027. A stockholder’s notice to the Corporate Secretary must also set forth the information required by our amended and restated bylaws.
In addition to satisfying the requirements of our amended and restated bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than June 14, 2027.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained on our investor relations website (https://investor.oportun.com/corporate-governance/governance-documents).
Who is paying for this proxy solicitation?
Our Board is soliciting your vote in connection with the Annual Meeting. We will pay for the entire cost of soliciting proxies for the Annual Meeting. In addition to these proxy materials, our directors and employees may

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also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.
How can I contact Oportun’s transfer agent?
Stockholders may contact our transfer agent, Equiniti Trust Company, LLC, by calling 1-800-937-5449, by emailing helpast@equiniti.com, or by writing to EQ, PO Box 500, Newark, NJ 07101. Also see our transfer agent’s website at https://equiniti.com to get more information about these matters.
What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?
Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website, please call 800-586-1548 (domestic) or 303-562-9288 (international) for assistance.
What is “householding” and how can I obtain an additional copy of the proxy statement?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
We are sending only one set of Annual Meeting materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Annual Meeting materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.
Stockholders who would like to receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy statement and annual report, may contact Broadridge as follows:
Broadridge Householding Department
51 Mercedes Way
Edgewood, New York 11717
(866) 540-7095
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

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Proposal No. 1 — Election of Director
Our Board has nominated Mr. Daswani for election as a Class I director at the Annual Meeting. Mr. Daswani has consented to being named as a nominee in this proxy statement and to serve as a Class I director, if elected. Mr. Daswani is currently a director of the Company. Ms. Barefoot and Ms. Smith, whose terms expire at the Annual Meeting, are not standing for re-election. Accordingly, the Board has determined to reduce the size of the Board from nine to seven directors effective as of the Annual Meeting, absent other determination from the Board before that date. Our Board thanks Ms. Barefoot and Ms. Smith for their distinguished service as directors and for their contributions to Oportun.
Our Board believes that Mr. Daswani is highly qualified to serve as a director. For information concerning Mr. Daswani, see “Board of Directors Biographies.”
Our Board currently consists of nine members. In accordance with our amended and restated certificate of incorporation, as amended in July 2025, the Board is divided into three classes designated as Class I, Class II and Class III, with staggered terms. However, beginning with the Annual Meeting, the Board will commence the process of declassification and directors will transition to annual elections as described below.
At the Annual Meeting, Mr. Daswani, as the sole Class I director nominee, is standing for election for a one-year term expiring at the 2027 annual meeting of stockholders. At the 2027 annual meeting of stockholders, all directors whose terms then expire will be elected for one-year terms expiring at the 2028 annual meeting of stockholders. Commencing with the 2028 annual meeting of stockholders, all directors will be elected annually for one-year terms, and the classification of the Board will cease.
Each director serves until their successor has been duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.
Assuming Mr. Daswani is elected at the Annual Meeting, and the Board size is reduced as described above, our directors will be divided into the three classes as follows:
•
Class I directors: Mr. Daswani, who, if elected at the Annual Meeting, will serve until the 2027 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. The current terms of Ms. Barefoot and Ms. Smith will expire at the Annual Meeting, and they are not standing for re-election.

•	Class II directors: Ms. Lee, Mr. Miramontes, and Mr. Tambor, whose terms expire at the 2027 annual meeting of stockholders.
•	Class III directors: Mr. Minetti, Mr. Bland, and Mr. Wilcox, whose terms expire at the 2028 annual meeting of stockholders.
We believe that Mr. Daswani will be able and willing to serve if elected. However, if Mr. Daswani should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors that constitute our Board.
Vote Required
Mr. Daswani will be elected if the number of “For” votes exceed the number of votes cast “Against” his election. Broker non-votes and abstentions will have no effect on this proposal. Unless you direct otherwise through your proxy voting instructions, the persons named as proxyholders will vote all proxies received “FOR” the election of Mr. Daswani.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
ELECTION OF MR. DASWANI.

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Proposal No. 2 — Ratification of the Selection of Independent Registered Public Accounting Firm
Our audit and risk committee has selected Deloitte & Touche LLP, as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2026. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2010. The audit and risk committee reviews the performance of the independent registered public accounting firm annually.
At the Annual Meeting, stockholders are being asked to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026. Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by our amended and restated bylaws or other applicable legal requirements. However, our Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this selection is not ratified by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting, such selection will be reconsidered by our audit and risk committee. Even if the selection is ratified, our audit and risk committee, in its sole discretion, may select another independent registered public accounting firm at any time during the year ending December 31, 2026 if the committee believes that such a change would be in the best interests of Oportun and its stockholders. A representative of Deloitte & Touche LLP is expected to be present during the Annual Meeting, where he or she will be available to respond to appropriate questions from stockholders and, if he or she desires, to make a statement.
Vote Required
The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of a majority of the voting power present in person, by remote communication (if applicable), or represented by a proxy at the meeting and entitled to vote on the subject matter. Broker non-votes will have no effect on this proposal and abstentions will count as a vote against this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

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Principal Accountant Fees and Services
The following table reflects the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Audit Fees(1)	$2,143,795	$2,097,663
Audit-Related Fees(2)	568,217	456,922
Tax Fees(3)	495,351	479,656
Total Fees	$3,207,363	$3,034,241

(1)
Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, statutory audit fees, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings.

(2)
Audit-Related Fees consist of fees for assurance and related services, including issuance of agreed upon reports, fees related to due diligence procedures, and fees related to service organization controls reporting.

(3)	Tax Fees consist of fees for U.S. and international corporate tax compliance and consulting services.
Audit and Risk Committee Oversight of Independence and Pre-Approval Policy
At least annually, consistent with the applicable SEC and Public Company Accounting Oversight Board (“PCAOB”) rules, the audit and risk committee receives and reviews written disclosures from our independent registered public accounting firm, Deloitte & Touche LLP, delineating all relationships between them, or their affiliates, and the Company, or persons in financial oversight roles at the Company, that may reasonably be thought to bear on independence. The audit and risk committee considers and discusses with Deloitte & Touche LLP any potential effects of any such relationships on their independence as well as any compensation or services that could affect their objectivity and independence.
As part of the audit and risk committee’s oversight of independence, the committee determines and approves engagements of Deloitte & Touche LLP to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid, prior to the commencement of such engagements. All of the services provided by Deloitte & Touche LLP for the years ended December 31, 2025 and 2024 described above were pre-approved by the audit and risk committee. Our audit and risk committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

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Proposal No. 3 — Advisory, Non-Binding Vote on Executive Compensation
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory, non-binding vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes “Executive Compensation,” the compensation tables, and the narrative disclosures that accompany the compensation tables (a “Say-on-Pay” vote). We encourage stockholders to read “Executive Compensation,” beginning on page 35 of this proxy statement, which describes the details of our executive compensation program and the decisions made by the compensation and leadership committee in 2025. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Our Board and compensation and leadership committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s proxy statement for the Annual Meeting, pursuant to the compensation disclosure rules of the SEC, including in “Executive Compensation”, the compensation tables and the narrative discussions that accompany the compensation tables.
As an advisory vote, the proposal is not binding on our management team, our Board and our compensation and leadership committee. However, the compensation and leadership committee and our Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of this vote when making future executive compensation decisions.
Vote Required
The approval of this advisory, non-binding proposal requires a majority of the voting power present in person, by remote communication (if applicable), or represented by a proxy at the meeting and entitled to vote on the subject matter. Broker non-votes will have no effect on this proposal and abstentions will count as a vote against this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

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Proposal No. 4 — Advisory, Non-Binding Vote on the Frequency of Future Stockholder Advisory Votes on Executive Compensation
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit an advisory, non-binding vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our Board recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our Board considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
Vote Required
The alternative among one year, two years or three years that receives the greatest number of the votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
While our Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory, non-binding basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years or three years.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board and compensation and leadership committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY
“ONE YEAR.”

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Directors, Executive Officers, and Corporate Governance
We are committed to having sound corporate governance principles that we believe promote long-term value and serve the best interest of all our stockholders, members, employees, partners, and other stakeholders. Some highlights of our corporate governance practices are listed below:

Governance Highlights

•
Single class of shares with equal voting rights

•
Strong and active Lead Independent Director

•
Independent Board - 8 out of 9 directors are independent

•
Each standing committee is comprised entirely of independent directors

•
Each director attended at least 75% of Board and committee meetings

•
Stock ownership requirements for current
Section 16 officers and directors

•
Clawback policies for certain current and former officers

•
No stockholder rights plan

•
Majority voting for election of directors in uncontested elections

•
Board declassification approved by stockholders in 2025; transition to annual election of all directors beginning in 2026 and complete by 2028

•
Executive sessions of independent directors are held at every quarterly Board meeting

•
Annual Board and committee evaluation processes

•
Robust risk oversight by full Board and committees

•
Annual “Say-on-Pay” advisory votes

•
Company policies prohibit short sales, transactions in derivatives and hedging of Company securities by directors, officers and employees

•
Annual review of Code of Business Conduct, committee charters and corporate governance policies

Our Board is currently comprised of nine members, divided into three classes with staggered three-year terms. Eight of our nine directors are independent within the meaning of the independent director requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Ms. Barefoot and Ms. Smith are not standing for re-election to the Board, and their terms will expire at the Annual Meeting. The size of the Board will be reduced to seven members, effective as of the Annual Meeting, absent other determination from the Board before that date.
Beginning at the Annual Meeting, the Board will commence its transition to annual elections. At the Annual Meeting, Mr. Daswani, as the sole Class I director nominee, is standing for election for a one-year term expiring at the 2027 annual meeting of stockholders. At the 2027 annual meeting of stockholders, all directors whose terms then expire will be elected for one-year terms expiring at the 2028 annual meeting of stockholders. Beginning with the 2028 annual meeting of stockholders and at each annual meeting thereafter, all directors will stand for election annually for one-year terms, and the Board will no longer be classified.
Our Board consists of a diverse group of highly qualified leaders in their respective fields. The Board and the nominating, governance and social responsibility committee believe the skills, qualities, attributes and experience of our directors provide us with business acumen and a diverse range of perspectives to engage each other and management to carefully address our evolving needs and represent the best interests of our stockholders.

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Director Experience and Expertise
The chart below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors, because of their particular relevance to Oportun’s business. The following chart does not encompass all the experience, qualifications, attributes or skills of our directors.

Director Independence
The listing rules of Nasdaq generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. Additionally, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. In order to be considered independent for purposes of Rule 10C-1, a member of the compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our Board conducts an annual review of the independence of our directors. In its most recent review, our Board determined that Ms. Barefoot, Mr. Daswani, Ms. Lee, Mr. Minetti, Mr. Miramontes, Ms. Smith, Mr. Tambor and Mr. Wilcox, representing eight of our nine directors, are “independent directors” as defined under the applicable listing standards of Nasdaq and the applicable rules and regulations promulgated by the SEC. Our Board has also determined that all members of our audit and risk committee, compensation and leadership committee, and nominating, governance and social responsibility committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Mr. Miramontes currently serves as our Lead Independent Director and we do not have a Chairman of our Board. The Board believes that the current structure allows our CEO to focus on managing Oportun, while leveraging our Lead Independent Director’s experience to drive accountability at the Board level. The Board also believes its current leadership

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structure best serves our overall corporate structure and the Board’s ability to carry out its roles and responsibilities on behalf of Oportun’s stockholders, including its oversight of management and corporate governance matters.
The current membership and function of each standing committee is described on the following page. Each committee operates under a written charter adopted by the Board, which is available at https://investor.oportun.com/corporate-governance.
Executive Sessions of Independent Directors
In order to encourage and enhance communication among independent directors, and as required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions on a quarterly basis, at which only independent directors are present. Our Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of our Board, as a whole.
Board Meetings and Attendance
Our Board and its committees meet at least quarterly, and also hold special meetings and act by written consent from time to time. Our Board met 17 times during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which they served.
We encourage, but do not require, our directors to attend annual meetings of stockholders. All nine then-serving directors attended the 2025 Annual Meeting of stockholders.
Board Committees
Our Board has established an audit and risk committee, a compensation and leadership committee, a credit risk and finance committee and a nominating, governance and social responsibility committee. Our Board may establish other committees to facilitate the oversight of our business. The composition and functions of each committee are described below. Each of the committees operates pursuant to a written charter, available on our investor relations website (http://investor.oportun.com/corporate-governance/governance-documents). Members serve on these committees until their resignation or until otherwise determined by our Board.

	Audit and Risk Committee	Compensation and Leadership Committee	Credit Risk and Finance Committee	Nominating, Governance and Social Responsibility Committee
Jo Ann Barefoot			M	M
Mohit Daswani(1)	M	C
Ginny Lee		M		C
Carlos Minetti			M	M
Louis P. Miramontes(2) L	M
Sandra A. Smith	C		M
Richard Tambor(3)	C			M
Warren Wilcox(4)	M	M

C - Committee Chair  M - Committee Member  L - Lead Independent Director
(1)	Effective August 20, 2025, Mr. Daswani was appointed as the chair of the compensation and leadership committee.
(2)	In August 2025, Mr. Miramontes ceased serving as a member of and as the chair of the compensation and leadership committee and was appointed as the Lead Independent Director.

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(3)
Effective August 20, 2025, Mr. Tambor was appointed as chair of the credit risk and finance committee. Effective December 31, 2025, Mr. Tambor ceased serving as chair of the credit risk and finance committee. Effective June 24, 2026, the Board designated Mr. Tambor as chair of the committee.

(4)
Effective August 20, 2025, Mr. Wilcox was appointed as a member of the compensation and leadership committee. Effective August 25, 2025, Mr. Wilcox was appointed as a member of the audit and risk committee.

Audit and Risk Committee
Sandra A. Smith (Chair)+ Mohit Daswani+ Louis P. Miramontes+ Warren Wilcox Audit and Risk Committee Report page 31 +Financial Expert Met 8 times in 2025
Primary responsibilities:
 •
Oversee the integrity of Oportun’s financial statements and Oportun’s accounting and financial reporting process (both internal and external) and financial statement audits;
 •
Oversee the qualifications and independence of the independent auditor;
 •
Oversee the performance of Oportun’s internal audit function and independent auditors;
 •
Oversee finance matters;
 •
Review and approve related-person transactions;
 •
Oversee enterprise risk management; privacy and data security; and the auditing, accounting, and financial reporting process generally; and
 •
Oversee Oportun’s systems of internal controls, including the internal audit function.
The Board has determined that each member of the Audit and Risk Committee satisfies the relevant SEC and Nasdaq independence requirements.
The Board has determined that Mr. Daswani, Mr. Miramontes, and Ms. Smith each qualifies as an “audit committee financial expert” as that term is defined under the SEC, and possesses financial sophistication, as defined under the Nasdaq listing standards.

Compensation and Leadership Committee
Mohit Daswani (Chair) Ginny Lee Warren Wilcox Compensation and Leadership Committee Report page 65 Met 7 times in 2025
Primary responsibilities:
 •
Oversee human resources, compensation and employee benefits programs, policies, and plans;
 •
Oversee policies, strategies and initiatives relating to human capital management;
 •
Review and advise on management succession planning and executive organizational development;
 •
Review and approve the compensatory arrangements with our executive officers and other senior management; and
 •
Approve the compensation program for Board members.
For a description of the compensation and leadership committee’s processes and procedures, including the roles of its independent compensation consultant and the CEO in support of the committee’s decision-making process, see the section entitled “Executive Compensation” beginning on page 35.

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Credit Risk and Finance Committee
Richard Tambor (Chair) Jo Ann Barefoot Carlos Minetti Sandra A. Smith Met 4 times in 2025
Primary responsibilities:
 •
Review the quality of our credit portfolio and the trends affecting that portfolio through the review of selected measures of credit quality and trends;
 •
Oversee credit and pricing risk and monitors policy administration and compliance;
 •
Monitor projected compliance with the covenants and restrictions arising under our financial obligations and commitments;
 •
Assess funding, borrowing and lending strategy; and
 •
Review potential financial transactions and commitments, including equity and debt financings, capital expenditures, and financing arrangements.

Nominating, Governance and Social Responsibility Committee
Ginny Lee (Chair) Jo Ann Barefoot Carlos Minetti Richard Tambor Met 7 times in 2025
Primary Responsibilities:
 •
Identify and recommend qualified candidates for election to the Board;
 •
Oversee the composition, structure and size of the Board and its committees;
 •
Oversee corporate governance policies and practices, including Oportun’s Code of Business Conduct;
 •
Oversee Oportun’s strategies, policies, and practices relating to corporate sustainability and governance matters, responsible lending practices, government relations, charitable contributions and community development, human rights and other social and public policy matters; and
 •
Oversee the annual Board performance self-evaluation process.

Compensation and Leadership Committee Interlocks and Insider Participation
None of the members of our compensation and leadership committee has ever been an officer or employee of the Company. In addition, none of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board, compensation and leadership committee (or other Board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or on our compensation and leadership committee.
Director Qualifications and Nomination Process
Nomination to our Board
Our Board has delegated to our nominating, governance and social responsibility committee the responsibility of identifying suitable candidates to nominate to our Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines, the committee’s charter and applicable laws. The identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of the Board from time to time. As a result, there is no specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet legal, regulatory and Nasdaq listing requirements and the provisions of our organizational documents and committee charters. For nominations of potential candidates made other than by our Board, the stockholder or other person making such nomination shall comply with Oportun’s amended and restated bylaws, including without limitation, submission of the information or other materials required with respect to proposed nominees. Each potential candidate must provide a list of references and agree (i) to be interviewed by the nominating, governance and social responsibility committee or other directors in their discretion, and (ii) to have the qualifications of the potential candidate reviewed by the Company. Prior to nomination of any candidate by

17

our Board, each member of our Board shall be provided the opportunity to meet with a candidate. Any candidate nominated shall upon request agree in writing to comply with Oportun’s Corporate Governance Guidelines and all other Oportun policies and procedures applicable to members of our Board.
The nominating, governance and social responsibility committee will consider director candidates recommended by our stockholders. The nominating, governance and social responsibility committee does not intend to alter the manner in which it evaluates a candidate for nomination to our Board based on whether or not the candidate was recommended by a stockholder.
Director Qualifications
Our Board will determine the appropriate characteristics, skills and experience for our Board as a whole and for its individual members. Our Board considers recommendations for nominees from the nominating, governance and social responsibility committee. Our Board will consider the minimum general criteria set forth below, and may add additional criteria in specific searches to select candidates and existing directors for service on our Board. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. Our Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, as well as having the highest personal integrity and ethics.
In considering candidates recommended by the nominating, governance and social responsibility committee, our Board intends to consider such factors as (i) possessing relevant expertise upon which to be able to offer advice and guidance to management, (ii) having sufficient time to devote to the affairs of the Company, (iii) demonstrated excellence in his or her field, (iv) having the ability to exercise sound business judgment and (v) having the commitment to rigorously represent the long-term interests of our stockholders. Our Board reviews candidates for director nomination in the context of the current composition of our Board, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, our Board considers diversity, skills, and such other factors as it deems appropriate given the current needs of our Board and the Company to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, our Board reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Board will also determine whether the potential candidates satisfy the independence requirements of any stock exchange on which any of the Company’s capital stock is listed.
Agreement with Findell Capital Management LLC
On July 14, 2025, we entered into a letter agreement (the “Findell Agreement”) with Findell Capital Management LLC and certain of its affiliates (collectively, “Findell”).
Pursuant to the Findell Agreement, on July 19, 2025, Warren Wilcox joined the Board as a Class III director, with a term expiring at our 2028 annual meeting of stockholders.
In addition, unless otherwise mutually agreed to in writing by each party, the Agreement will remain in effect until 11:59 p.m., Pacific time, on the day that is 15 days prior to the deadline for the submission of stockholder nominations of directors for the 2028 annual meeting (such period, the “Restricted Period”).

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The Findell Agreement further provides, among other things, that:
•
at or before the Company’s 2026 annual meeting of stockholders, one person who joined the Board before February 7, 2024, will have retired from the Board and will not be standing for election as a member of the Board at such annual meeting;

•
as long as Findell’s aggregate net long ownership of the Company’s common stock remains at or above five percent of the then-outstanding shares of the Company’s common stock, if, prior to the conclusion of the Company’s 2026 annual meeting of stockholders, Mr. Wilcox is no longer serving on the Board due to death or disability or resigns as a director or otherwise ceases to be a director for any reason, then Findell will be entitled to identify and propose a nominee for the replacement of such director, subject to the approval of the Board and such nominee meeting qualifications specified in the Agreement;

•
Findell will be subject to customary standstill restrictions, including, among others, not (i) acquiring beneficial ownership of more than 9.9 percent of the then-outstanding voting securities of the Company; (ii) soliciting proxies and related matters; and (iii) engaging or participating in certain extraordinary transactions involving the Company, each of the foregoing subject to certain exceptions;

•
during the Restricted Period, Findell will vote all shares of voting securities of the Company beneficially owned by it and over which it has the right to vote in accordance with the Board’s recommendations with respect to (i) the election or removal of directors of the Company and (ii) any other proposal submitted to stockholders of the Company, subject, in the case of clause (ii), to certain exceptions relating to proposals for which the recommendations made by Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC are inconsistent with the recommendation of the Board and to Findell’s right to vote in its sole discretion on any proposal with respect to an extraordinary transaction;

•	neither the Company nor Findell will disparage or sue the other party, subject to certain exceptions; and
•	the Company will reimburse Findell for up to $1.2 million of reasonable and documented out-of-pocket legal and other expenses.
Agreement with Bradley L. Radoff and The Radoff Family Foundation
On June 22, 2026, we entered into a letter agreement (the “Radoff Agreement”) with Bradley L. Radoff and The Radoff Family Foundation (together, the “Radoff Parties”).
The Radoff Agreement provides, among other things, that:
•	two of the current Class I directors will retire from the Board no later than the conclusion of the Company’s 2026 annual meeting of stockholders;
•
the Radoff Parties will be subject to customary standstill restrictions, including, among others, not (i) acquiring beneficial ownership of and or economic exposure to, more than 4.9 percent of the then-outstanding voting securities of the Company; (ii) soliciting proxies and related matters; and (iii) engaging or participating in certain extraordinary transactions involving the Company, each of the foregoing subject to certain exceptions;

•
during the Radoff Restricted Period (as defined below), the Radoff Parties will vote all shares of voting securities of the Company beneficially owned by them and over which they have the right to vote in accordance with the Board’s recommendations with respect to (i) the election or removal of directors of the Company and (ii) any other proposal submitted to stockholders of the Company, subject, in the case of clause (ii), to certain exceptions relating to proposals for which the recommendations made by Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC are inconsistent with the recommendation of the Board and to the Radoff Parties’ right to vote in their sole discretion on any proposal with respect to an extraordinary transaction involving the Company;

•	during the Radoff Restricted Period, neither the Company nor the Radoff Parties will disparage or sue the other party, subject to certain exceptions; and
•	the Company will reimburse the Radoff Parties for reasonable and documented out-of-pocket legal and other expenses.

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Unless otherwise mutually agreed to in writing by the parties, the Radoff Agreement will remain in effect until 11:59 p.m., Pacific time, on the day that is 15 days prior to the deadline for the submission of stockholder nominations of directors for the 2028 annual meeting of stockholders (such period, the “Radoff Restricted Period”).
Stockholder Outreach
Our Board values stockholder input and remains committed to meaningful engagement with the investment community. Through regular stockholder engagement, we learn more about our stockholders’ perspectives and gather their feedback on our strategy, performance, governance, compensation and other topics. Our engagement helps our Board and leadership team understand the issues that matter to stockholders, so that we can address them effectively.
In the chart below, we detail the features of our stockholder outreach in 2025.
Investment Community Engagement

Corporate Responsibility at Oportun
The full Board reviews and provides oversight of corporate sustainability priorities, and two Board-level committees also have direct oversight responsibility for corporate sustainability-related activities. Management organizations provide strategic guidance and help drive activities.
Board of Directors		Management
Nominating, Governance and Social Responsibility Committee	Compensation and Leadership Committee	• Executive Management Team • Cross-departmental teams • Employee resource groups with Executive Sponsors
Oversees our corporate sustainability strategy, activity, and programs, as well as advising on engagement with external stakeholders.	Oversees our policies and strategies relating to culture and human capital management.

Our Board provides oversight, advice, and counsel on our business and corporate sustainability strategies. The nominating, governance and social responsibility committee has been delegated by the Board to directly

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oversee our corporate sustainability strategy and regularly updates the Board as a whole. Our CEO and senior management team prioritize and manage responsible and conscientious business operations to deliver on our mission and guiding principles. Each of our business units and employees serve every day to deliver an impactful suite of products and services to our members. Our corporate sustainability priorities align with our mission and values as we advance responsible and accessible solutions for our members, cultivate an inclusive work environment, and strengthen our communities.
Our Corporate Responsibility and Sustainability Report outlines our priorities around social impact, environmental sustainability, and governance, and highlights the resources we have invested in giving back to the communities that enable us to thrive as a mission-driven organization. We encourage you to review our most recent Corporate Responsibility and Sustainability Report (located on our website at https://investor.oportun.com/esg) for more detailed information. Nothing on our website, including our Corporate Responsibility and Sustainability Report or sections thereof, shall be deemed incorporated by reference into this proxy statement. Below are key focus areas of our corporate sustainability strategy and descriptions of recent progress:
Creating a lasting and positive social impact is an intentional output of the mission and values that guide what we do at Oportun. Serving our members means building their financial resiliency and ensuring that trustworthy and hardworking people always have access to responsible and affordable credit that fits their needs. Our intelligent lending and savings platform is designed to help people, even those who are not well served by mainstream financial institutions, access credit and automate their savings without impacting their ability to meet daily spending needs. Since our inception in 2005, we have extended over $21.8 billion in affordable and responsible credit to hardworking individuals. In that time, we have saved our members more than $2.5 billion in interest and fees versus the other credit products typically available in low-and middle-income communities and helped our members save an average of $1,800 annually. In addition, we have helped put more than 1.3 million people on a path toward financial inclusion by helping them start building a credit history. The financial health impact of our product offerings include:

Our 2025 impact

$21.8B+ disbursed

$2.5B+ saved in interest and fees[1]

$11.5B+ saved by members for rainy days and other purpose

7x

Less expensive, on average, for unsecured installment loans as compared to other lending alternatives[1]

Helped more than

1.3M

People without a FICO Score to begin establishing a credit history

More than

$1.8K

Avg. annually set aside per member

More than

$8.0M

total loans and credit cards orginated

(1)
Based on the average cost of borrowing for $500, $1,500 and $3,000 as determined by a study prepared for Oportun by the Financial Health Network (FHN) “True Cost of a Loan,” October 2021, calculated as of December 2025.

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Ethics, Conduct, and Culture
Governance over Culture
At Oportun, we review and monitor our enterprise risks through our robust compliance management system. We pay particular attention to those areas overseen by our audit and risk committee and credit risk and finance committee and actively monitor for new and evolving risks. Compliance risk assessments and audits are a key component of our risk management process and are conducted periodically based on the degree of risk exposure. These assessments inform our risk management strategies, which in turn are evaluated and implemented in the day-to-day execution of our business decisions. Fundamental to our approach to risk management is ensuring we adhere to all local, national and international legal and regulatory requirements.
Programs and Efforts that Embed Culture
We seek to create a culture that promotes honesty, fairness, and integrity in all of our interactions. One of the primary ways we reinforce this commitment is through compliance training. All of our employees are required to participate in our training programs that include, among other topics, expected ethical and professional behaviors. In addition, each of our employees must sign and acknowledge our Code of Business Conduct annually. We also offer role-specific regulatory training on a cadence from every six-months to a year to ensure our team members are aware of the current regulatory and compliance procedures and policies. The following are a few examples of our programs and associated efforts to set, reinforce, and embed our culture at Oportun:
•	Communications and awareness efforts concerning our mission and core values.
•	Embedding our company values into key aspects of our employee life cycle, such as hiring and performance reviews.
•	Employee trainings on key culture-related themes, including cultural awareness, harassment and discrimination prevention, and workplace incident management.
Code of Business Conduct and Corporate Governance Guidelines
Our Board has adopted a Code of Business Conduct and Corporate Governance Guidelines that apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Corporate Governance Guidelines are available on our investor relations website (http://investor.oportun.com/corporate-governance/governance-documents). We intend to disclose any amendments to the Code of Business Conduct, or any waivers of its requirements, on our website to the extent required by the applicable rules and stock exchange requirements.
Whistleblower Hotline
Oportun expects employees to raise concerns or questions regarding ethics, discrimination or harassment matters, and to promptly report suspected violations of laws or breaches of our policies. We offer several channels by which employees may report such matters or suspected violations, including violations of our Code of Business Conduct, sales practices, accounting, or auditing matters, or other violations of law. These channels include a dedicated email address and confidential reporting hotline that is staffed by live operators managed by a third-party vendor who can connect to translators to accommodate multiple languages. Any reported activity is investigated internally under the direction and oversight of our audit and risk committee. We protect those who come forward with our accompanying Non-retaliation Policy.
Stockholder Communications with our Board
Stockholders of the Company wishing to communicate with our Board or an individual director may send a written communication to our Board or such director c/o Oportun Financial Corporation, 1825 South Grant Street, Suite 850, San Mateo, CA 94402 Attn: Corporate Secretary. Written communications may be submitted

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anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party.
The Company’s Corporate Secretary will review each communication to determine whether it is appropriate for presentation to our Board or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.
Communications determined by the Corporate Secretary to be appropriate for presentation to our Board or such director will be submitted to our Board or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.
Role of our Board in Risk Oversight
The audit and risk committee and the credit risk and finance committee of our Board are primarily responsible for overseeing our risk management processes on behalf of our Board. The audit and risk committee and the credit risk and finance committee receive reports from management and our internal risk committees on at least a quarterly basis regarding our assessment of risks. In addition, each of the audit and risk committee and the credit risk and finance committee reports regularly to our Board, which also considers our risk profile. The audit and risk committee, credit risk and finance committee and our Board focus on the most significant risks we face and our general risk management strategies. While our Board oversees our risk management, management is responsible for day-to-day risk management processes. Our Board expects management and our internal risk committees to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit and risk committee, credit risk and finance committee and our Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the leadership structure of our Board, which also emphasizes the independence of our Board in its oversight of its business and affairs, supports this approach.
Cybersecurity Risk Oversight
The audit and risk committee oversees the Company’s cyber risk management program. The audit and risk committee receives quarterly updates on cybersecurity and information systems from management, or more frequently if circumstances warrant, including on topics related to information security, data privacy and cyber risks and mitigation strategies. We have developed a program that is designed to protect and preserve the confidentiality, integrity, and continued availability of information owned by, or in the care of, the Company. This program includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of material cybersecurity incidents and the maintenance by the Company of insurance coverage to defray the cost in the event of an information security breach. If a material breach were to occur, we would update the audit and risk committee in accordance with our incident response plan.
Our management team ensures there is a culture of security awareness by raising its profile in corporate communications, training efforts, and routine roundtables with department leaders. In addition, our employees participate in annual cybersecurity training. In the last three years, the expenses we have incurred from information security breach incidences were immaterial, and none of which related to penalties or settlements.
Role of our Board in Leadership Development
The Board oversees and is regularly updated on the company’s leadership development and talent management strategies, which are designed to attract, develop, and retain business leaders who can drive strategic corporate and financial objectives and enhance long-term stockholder value. The Board formally reviews and

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discusses management development and succession plans for the Chief Executive Officer and the executive team, including individual executive transitions as the need arises over the course of each year. The reviews include an assessment of senior executives and their potential as successor to the Chief Executive Officer. The Board has adopted procedures to facilitate the prompt election of a successor in the event of the Chief Executive Officer’s sudden incapacity or departure.
Board of Directors Biographies
The following is biographical and certain other information for each of our directors who are nominated for election to our Board and for our continuing directors as of June 24, 2026:

Name	Age	Class	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominee for Director
Mohit Daswani(1)(3)	51	I	Director	2024	2026	2027
Continuing Directors
Ginny Lee(3)(4)	59	II	Director	2021	2027	—
Louis P. Miramontes(1)(5)	71	II	Director	2014	2027	—
Richard Tambor(2)(4)	64	II	Director	2024	2027	—
Douglas Bland	58	III	Director	2026	2028	—
Carlos Minetti(2)(4)	64	III	Director	2024	2028	—
Warren Wilcox(1)(3)	68	III	Director	2025	2028	—
Non-Continuing Directors
Jo Ann Barefoot(2)(4)	76	I	Director	2016	2026	—
Sandra A. Smith(1)(2)	55	I	Director	2021	2026	—

(1)	Member of the audit and risk committee.
(2)	Member of the credit risk and finance committee.
(3)	Member of the compensation and leadership committee.
(4)	Member of the nominating, governance and social responsibility committee.
(5)	Lead Independent Director.
Director Nominee
Mohit Daswani has served as a member of our Board since February 2024. He currently serves as the Chief Financial Officer of SimplePractice, a web-based electronic health record solution, since August 2024. Prior to joining SimplePractice, Mr. Daswani served as the Chief Financial Officer of ThoughtSpot, Inc., an AI-enabled business analytics company from January 2020 to July 2024. Prior to joining ThoughtSpot, Mr. Daswani was the Head of Finance & Strategy at Square, Inc. He previously held leadership roles in Corporate Development and Finance at PayPal, Inc. and was a private equity investor in the financial services, healthcare, and IT industries as a Principal at JMI Equity, a Principal at FTV Capital, and previously as a long-tenured private equity professional at J.P. Morgan. Mr. Daswani has also served as an advisory Board Member of Centana Growth Partners since 2018. Mr. Daswani holds a Bachelor’s degree in Economics from Columbia University and an M.B.A. from the Harvard Business School.
Mr. Daswani is a veteran of the investment banking and private equity industries. As a chief financial officer, he brings sophisticated capital allocation and strategic finance expertise to our Board. We greatly benefit from his

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extensive experience in the financial and technology sectors, as well as his leadership experience in the areas of investing, finance and accounting.
Continuing Directors
Douglas Bland has served as our Chief Executive Officer and as a member of our Board since April 2026. He previously served on the board of directors of WebBank, a leading bank-as-a-service institution, from September 2025 to April 2026 and has served on the board of directors of Creditly, Inc., an AI-driven financial wellness fintech, since April 2025. From September 2017 until July 2024, Mr. Bland served in various positions at PayPal, Inc., most recently as SVP & General Manager, Consumer Business. Mr. Bland also served as the President and Chief Operating Officer of Swift Financial, a venture-backed small business lender, from 2015 until it was acquired by PayPal in 2017. From 2004 to 2015, Mr. Bland served in various roles at Bank of America, most recently as SVP, Small Business Products and Risk. Mr. Bland received an M.B.A. from the University of Arkansas at Little Rock and a B.A. from Hendrix College.
We believe that Mr. Bland is qualified to serve as a member of our Board because of his experience in our industry and his role as our Chief Executive Officer.
Ginny Lee has served as a member of our Board since September 2021. She currently serves as an advisor and director for several private companies. From December 2016 to June 2021, Ms. Lee served as the President and Chief Operating Officer of Khan Academy, one of the largest and most widely used online learning platforms globally. Prior to Khan Academy, Ms. Lee spent more than 17 years at Intuit where she held multiple senior operational and technical roles, including Senior Vice President and General Manager of Intuit’s Employee Management Solutions Division, as well as Chief Information Officer. Ms. Lee received dual baccalaureate degrees in Business Economics and Organizational Behavior and Management from Brown University and an M.B.A. from the Stanford Graduate School of Business.
We believe that Ms. Lee’s strong background in business, technology, governance and leadership, and her experience bringing products to market, enable her to make valuable contributions to our Board. She significantly contributes to discussions on our Board due to her active participation in the technology industry.
Carlos Minetti has served as a member of our Board since February 2024. He currently serves as CEO of the Merchant Acquiring Limited Purpose Bank at Stripe Inc. (“Stripe”), a role he has held since October 2024. Previously, he served as the Executive Vice President, President - Consumer Banking for Discover Financial Services (“Discover”), a role he held from February 2014 to September 2023. Previously, he served as Executive Vice President, President - Consumer Banking and Operations (2010 to 2014), Executive Vice President, Cardmember Services and Consumer Banking (2007 to 2010) and Executive Vice President for Cardmember Services and Chief Risk Officer (2001 to 2007) for Discover. Prior to joining Discover, Mr. Minetti worked in card operations and risk management for American Express Company (“American Express”) from 1987 to 2000, where he last served as Senior Vice President. Mr. Minetti currently serves as a member of the board of directors of Trustmark Mutual Holding Company, the Better Business Bureau of Chicago and Northern Illinois, and the Ann & Robert H. Lurie Children’s Hospital of Chicago Foundation. He was a member of the board of directors of Discover Bank from 2001 to 2023. Mr. Minetti holds a Bachelor’s degree in Industrial Engineering from Texas A&M University and an M.B.A. from the Booth School of Business at The University of Chicago.
Mr. Minetti has extensive experience in the consumer finance industry, having held key executive roles at Stripe, Discover and American Express. He led Discover’s diversification into consumer banking, which included personal loans, student loans, home loans and online banking. We believe that we greatly benefit from Mr. Minetti’s extensive risk management experience and consumer finance expertise.
Louis P. Miramontes has served as a member of our Board since October 2014. Mr. Miramontes is an experienced financial executive and qualified audit committee financial expert. He was a senior partner at

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KPMG LLP, a public accounting firm, from 1976 to his retirement in September 2014, during which time he served in leadership functions, including Managing Partner of the KPMG San Francisco office and Senior Partner KPMG’s Latin American Region. Mr. Miramontes was also an audit partner directly involved with providing audit services to public and private companies, which included serving with client boards of directors and audit committees regarding financial reporting, auditing matters, SEC compliance and Sarbanes-Oxley regulations. Mr. Miramontes currently serves on the board of directors of Lithia Motors, Inc. and a private company, and previously served on the board of directors of Rite Aid Corporation. Mr. Miramontes received a B.S. in Business Administration from California State University, East Bay, and he is a Certified Public Accountant in the State of California.
Mr. Miramontes brings extensive experience in public company accounting and oversight to our Board. He also brings experience as a public company director.
Richard Tambor has served as a member of our Board since June 2024. Mr. Tambor is a private investor. Mr. Tambor previously served as the Executive Vice President and Chief Risk Officer at OneMain Holdings, Inc. (“OneMain”), from May 2014 to December 2022. Prior to OneMain, Mr. Tambor served as the Senior Vice President of Risk Management from 2011 to 2013, and as the Senior Vice President and Chief Risk Officer of Retail Financial Services from 2009 to 2011 at JPMorgan Chase & Co. Prior to joining JPMorgan, Mr. Tambor served as the Managing Director at Novantas LLC, from 2008 to 2009. Prior to Novantas LLC, Mr. Tambor served at American Express Travel Related Services Co., Inc. from 1987 to 2005, where he held several senior management positions, including President and General Manager, Senior Vice President and General Manager of Small Business Lending, Senior Vice President and Chief Risk Officer, Vice President Customer Management of Institutional Risk Management, and Vice President of Worldwide Authorizations. Mr. Tambor previously served as a member on the board of directors at several non-profit organizations, including Habitat for Humanity of Newark, New Jersey, the Cora Hartshorn Arboretum and Bird Sanctuary, and Count Me In for Women’s Economic Independence. Mr. Tambor received a B.A. in Economics from The Hebrew University of Jerusalem, and an M.A. in Economics from New York University.
We believe that Mr. Tambor’s extensive experience and leadership in the consumer finance industry is invaluable to the Board. He has significant experience in risk management at consumer finance companies, which greatly contributes to our Board.
Warren Wilcox has served as a member of our Board since July 2025. Mr. Wilcox currently serves as a Partner at FuseIQ LLC, a strategic consulting firm, since January 2025. From May 2021 to January 2025, Mr. Wilcox served as Co-Founder and Chief Marketing Officer of Concerto Card Company, a financial technology company focused on co-branded credit card programs. From 2003 to May 2025, Mr. Wilcox served on the board of directors of Arroweye Solutions, Inc., a digital card manufacturing company. From January 2020 to April 2021, Mr. Wilcox served as a Senior Executive at Onboard Partners LLC, a financial services company specializing in facilitating transactions between financial institutions and between financial institutions and affinity groups. From 2015 to 2019, Mr. Wilcox served as Co-Founder and Chief Marketing Officer of Mercury Financial LLC, a financial technology company providing Mastercard-branded credit cards and personal loans to sub-prime and middle-market consumers. Mr. Wilcox previously served as Executive in Residence at Happy Money, Inc., a consumer lending platform, from 2014 to 2015, and as Head of Advisory Services at Visa Inc. (NYSE: V), from 2008 to 2012. From 2002 to 2007, Mr. Wilcox served as Vice Chairman and Chief Marketing Officer of Providian Financial Corporation, a middle-market credit card issuer, where he led the planning, marketing, and business development functions prior to its acquisition by Washington Mutual, Inc. Earlier in his career, Mr. Wilcox served as Senior Vice President at FleetBoston Financial Corporation, as Managing Director and Chief Marketing Officer of Household International, Inc.’s credit card division, and in credit and lending roles at Atlantic Financial Federal and Citicorp. Mr. Wilcox currently serves on the board of directors of Direct Marketing Solutions, Inc., a marketing services firm, since December 2020. He previously served as a member of the board of directors of Encore Capital Group, Inc. (NASDAQ: ECPG), a debt collection and recovery company, from May 2004 to 2013, and of InfoArmor, Inc., a provider of identity protection solutions, from 2004 until shortly

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before its acquisition by Allstate Corporation (NYSE: ALL) in 2018. Mr. Wilcox received an M.S. in Management from the Krannert School of Management at Purdue University and a B.S. in Business Administration from Illinois State University.
We believe that Mr. Wilcox’s decades of experience in consumer financial services, combined with his operational and marketing expertise and his track record of building and leading successful fintech and credit card businesses, make him well qualified to serve on the Board.
Non-Continuing Directors
Jo Ann Barefoot has served as a member of our Board since October 2016. Ms. Barefoot is CEO and Founder of the nonprofit organization AIR - the Alliance for Innovative Regulation, Co-founder of Hummingbird RegTech, CEO of Barefoot Innovation Group and host of the podcast show Barefoot Innovation. Ms. Barefoot was a Senior Fellow at the John F. Kennedy School of Government’s Mossovar-Rahmani Center for Business and Government at Harvard University from July 2015 to June 2017. She serves on the Milken Institute FinTech Advisory Committee and previously served on the Consumer Advisory Board of the Consumer Financial Protection Bureau. Ms. Barefoot previously chaired the boards of directors of the Financial Health Network and FinRegLab. She previously served as Deputy Comptroller of the Currency, on the staff of the U.S. Senate Committee on Banking, Housing and Urban Affairs, as Co-Chair of the consulting firm Treliant Risk Advisors, as a Partner and Managing Director at KPMG Consulting and as Director of Mortgage Finance for the National Association of Realtors. Ms. Barefoot received a B.A. in English from the University of Michigan.
Ms. Barefoot has a deep understanding of consumer finance and regulation. She has extensive experience in government service and is a thought leader on regulation and innovation. Her perspectives are invaluable given the highly regulated nature of our business.
Sandra A. Smith has served as a member of our Board since September 2021. Ms. Smith currently serves as Operating Partner at NewView Capital, since January 2026. Ms. Smith also currently serves as a director at several private companies. From 2018 to April 2021, Ms. Smith served as the Chief Financial Officer of Segment.io (“Segment”), which was acquired by Twilio Inc (“Twilio”). Before joining Segment, Ms. Smith served as the Vice President, Finance at Twilio, from 2013 to 2018, and in various roles at Akamai Technologies, Inc. from 2003 to 2013. Ms. Smith holds a B.F.A. from the University of Michigan, an M.B.A. from Boston College Carroll Graduate School of Management, and a J.D. from Boston College Law School.
Ms. Smith brings sophisticated capital allocation and strategic finance expertise to our Board. She has extensive operational experience at high-tech companies and significant leadership experience in the areas of finance, accounting and audit oversight. Ms. Smith’s in these matters allows her to provide critical oversight and invaluable perspectives.
Non-Employee Director Compensation
We compensate non-employee directors for their service on our Board with a combination of cash and equity awards, the amounts of which are commensurate with their role and involvement. Directors may be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions as described in our amended and restated certificate of incorporation and amended and restated bylaws.
The compensation and leadership committee, which is comprised solely of independent directors, has the primary responsibility for reviewing and recommending to the Board the type and amount of compensation as well as changes to the compensation to be paid or awarded to non-employee directors, including any consulting, retainer, Board meeting, committee and committee chair fees and equity awards.

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Cash Compensation
Each non-employee director receives an annual cash retainer for his or her service on the Board, as well as additional cash retainers if he or she serves as the Lead Independent Director, on a committee or as the chair of a committee. For new directors, these amounts are prorated for partial-year service based on the date of election to the Board. All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears on a prorated basis. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a prorated payment of the quarterly payment of the applicable cash retainer. The following table lists the cash retainer amounts in effect during fiscal year 2025, starting on July 18, 2025.

Position	Annual Cash Retainer ($)
Board member	50,000
Lead Independent Director	25,000
Audit and risk committee chair	20,000
Audit and risk committee member	10,000
Other committee chair	15,000
Other committee member	7,500

The following table lists the cash retainer amounts in effect during fiscal year 2025, prior to July 18, 2025.

Position	Annual Cash Retainer ($)
Board member	34,000
Lead Independent Director	21,250
Audit and risk committee chair	17,000
Audit and risk committee member	8,500
Other committee chair	12,750
Other committee member	6,375

Equity Compensation
Each then-serving non-employee director received an annual award of RSUs with a value of $125,000 immediately following the 2025 annual meeting of stockholders. Following the appointment of our Lead Independent Director, an additional RSU award with a target value of $25,000 was granted and the award was prorated to reflect the portion of the annual service period remaining at the time of appointment. The number of shares subject to the RSUs granted at the annual meeting was determined based on the annual equity award value divided by the thirty-day trailing average of the closing price of the Company’s common stock as of the closing price on the day prior to the date of grant and rounded up to the nearest full share, resulting in an award of RSUs covering 18,090 shares of our common stock for each non-employee director. The additional RSU award granted in connection with the Lead Independent Director appointment was determined using the same methodology, subject to proration as described above, resulting in an award of RSUs covering 3,644 shares of our common stock. The RSU awards vest over one year on a quarterly basis, commencing on the date of the 2025 annual meeting, subject to the non-employee director continuing to provide services through each applicable vesting date. A non-employee director who is newly appointed to the Board other than in connection with an annual meeting of stockholders will receive a grant of RSUs upon appointment (an “Initial Director Award”). The number of shares subject to each Initial Director Award is determined based on the annual equity award value divided by the thirty-day trailing average of the closing price of the Company’s common stock on the grant date and rounded up to the nearest full share, and the award is prorated based on the portion of the one-year period remaining since the last annual meeting.

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Non-employee directors are required to hold equity equal to five times their annual cash retainer and are expected to meet such ownership levels within five years of the later of the adoption of the guidelines or their appointment. See “Stock Ownership Guidelines” below for additional information
Non-Employee Director Compensation Table for Fiscal Year 2025
The following table provides information regarding all compensation awarded to, earned by or paid to our non-employee directors for the year ended December 31, 2025:

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Jo Ann Barefoot	55,032	111,254	166,285
Mohit Daswani	60,058	111,254	171,312
Ginny Lee	61,917	111,254	173,171
Carlos Minetti	55,032	111,254	166,285
Louis P. Miramontes	67,956	132,462	200,417
Scott Parker(2)	26,828	—	26,828
Sandra A. Smith	66,508	111,254	177,761
Richard Tambor	57,861	111,254	169,115
R. Neil Williams(2)	46,018	—	46,018
Warren Wilcox	28,893	105,179	134,072

(1)
This column reflects the aggregate grant date fair value of the RSUs granted as annual equity awards for Board service as described above (or in the case of Mr. Miramontes, such annual equity award plus an additional annual equity award for his service as Lead Independent Director) measured pursuant to FASB ASC 718, without regard to forfeitures. The assumptions used in calculating the grant date fair value of these awards are set forth in Note 2 and Note 11 to our Notes to the Consolidated Financial Statements included on our Annual Report on Form 10-K filed February 27, 2026. These amounts do not reflect the actual economic value that may be realized by the non-employee director.

(2)	Mr. Parker’s and Mr. Williams’ terms as directors ended at the 2025 annual meeting.
The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2025:

Director	Stock Awards (#)(1)	Stock Options (#)(2)
Jo Ann Barefoot	13,568	18,181
Mohit Daswani	13,568	—
Ginny Lee	33,346(3)	—
Carlos Minetti	13,568	—
Louis P. Miramontes	16,301	—
Scott Parker(4)	—	—
Sandra A. Smith	13,568	—
Richard Tambor	13,568	—
R. Neil Williams(4)	—	—
Warren Wilcox	13,531	—

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(1)	The RSUs vest one-fourth on each of October 18, 2025, January 18, 2026, April 18, 2026, and upon the earlier of (i) the date immediately preceding the 2026 annual meeting or (ii) July 18, 2026.
(2)	The options are fully vested.
(3)	Includes 19,778 fully vested shares subject to future release, earned pursuant to an election to receive her annual retainer compensation in the form of RSUs for the years of 2022 and 2023.
(4)	Mr. Parker’s and Mr. Williams’ terms as directors ended at the 2025 annual meeting.

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Report of the Audit and Risk Committee
The information contained in this report of the audit and risk committee shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit and risk committee of the Board. The audit and risk committee consists of the directors whose names appear below. None of the members of the audit and risk committee is an officer or employee of the Company, and our Board has determined that each member of the audit and risk committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable Nasdaq rules. Each member of the audit and risk committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.
The audit and risk committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters and risk management and related matters. The audit and risk committee’s specific responsibilities are set forth in its charter. A copy of the charter is available on our investor relations website: https://investor.oportun.com/corporate-governance/governance-overview.
The audit and risk committee has reviewed the Company’s consolidated financial statements for its fiscal year ended December 31, 2025 and met with its management team, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements and management’s assessment and Deloitte & Touche LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025. The audit and risk committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB.
In addition, the audit and risk committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit and risk committee concerning independence and discussed with members of Deloitte & Touche LLP its independence.
Based on these discussions, the financial statement review and other matters it deemed relevant, the audit and risk committee recommended to our Board that the Company’s audited consolidated financial statements for its fiscal year ended December 31, 2025 be included in its Annual Report on Form 10-K for its 2025 fiscal year.
Respectfully submitted by the members of the audit and risk committee of the Board:
Sandra A. Smith (Chair)
Louis P. Miramontes
Mohit Daswani
Warren Wilcox

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 24, 2026 for:
•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director; and
•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 45,950,033 shares of our common stock outstanding as of June 24, 2026. We have deemed shares of our common stock that are subject to warrants and stock options that are currently exercisable or exercisable within 60 days after June 24, 2026, and RSUs that will vest within 60 days after June 24, 2026, to be outstanding and to be beneficially owned by the person holding the warrants, stock options or RSUs for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

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Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Oportun Financial Corporation, 1825 South Grant Street, Suite 850, San Mateo, California 94402.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Neuberger Berman(2)	6,619,956	13.1%
Entities affiliated with Forager Capital Management(3)	3,514,856	7.6%
Entities affiliated with Findell Capital Management LLC(4)	3,006,300	6.5%
Entities affiliated with Castlelake(5)	2,426,503	5.3%
BlackRock, Inc.(6)	2,418,588	5.3%
Directors and Named Executive Officers:
Douglas Bland	—	*
Raul Vazquez(7)	1,854,532	4.0%
Kathleen Layton(8)	111,281	*
Patrick Kirscht(9)	574,163	1.2%
Jo Ann Barefoot(10)	113,824	*
Mohit Daswani(11)	60,014	*
Ginny Lee(12)	93,846	*
Carlos Minetti(13)	67,594	*
Louis P. Miramontes(14)	93,930	*
Sandra A. Smith(15)	80,740	*
Richard Tambor(16)	76,776	*
Warren Wilcox(17)	18,041	*
All executive officers and directors as a group (11 persons)(18)	716,046	1.6%

*	Represents beneficial ownership of less than one percent of the outstanding common stock.
(1)
Represents shares of common stock beneficially owned by such individual or entity, and includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
Consists of: (a) 2,181,645 shares of common stock held by, and 1,486,573 shares of common stock issuable upon exercise of warrants issued or issuable to, NB Specialty Finance Fund II LP; (b) 768,110 shares of common stock held by, and 523,390 shares of common stock issuable upon exercise of warrants issued or issuable to, NBSF Canada 2021 Trust; (c) 138,556 shares of common stock held by, and 94,413 shares of common stock issuable upon exercise of warrants issued or issuable to, NB Direct Access Fund LP; (d) 79,373 shares of common stock held by, and 54,085 shares of common stock issuable upon exercise of warrants issued or issuable to, NB Direct Access Fund II LP; (e) 139,985 shares of common stock held by, and 95,386 shares of common stock issuable upon exercise of warrants issued or issuable to, NBSF Redwood Holdings D LP; and (f) 629,499 shares of common stock held by, and 428,941 shares of common stock issuable upon exercise of warrants issued or issuable to, NBSF III Holdings D LP. We have based percentage ownership assuming full exercise of warrants held by such stockholders. Ultimate voting and dispositive power with respect to all such securities is exercised by NB Alternatives Advisers LLC. The address for NB Alternatives Advisers LLC is 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.

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(3)
Based on a Schedule 13G filed with the SEC on March 31, 2026, by Forager Capital Management, LLC. According to the Schedule 13G, Forager Capital Management, LLC has the sole power to vote or direct the vote of 3,514,856 shares and sole power to dispose or to direct the disposition of 3,514,856 shares. The address for Forager Capital Management, LLC is 2025 3rd Ave. N, Suite 350, Birmingham, AL 35203.

(4)
Based on Amendment No. 1, filed with the SEC on May 21, 2025, to the Preliminary Proxy Statement originally filed with the SEC on May 7, 2025, by Findell Capital Partners, LP (“FCP”), Finn Management GP LLC (“FMGP”), Findell Capital Management LLC (“FCM”), Brian A. Finn, and Warren Wilcox (collectively, “Findell”). According to the such filing, as of May 21, 2025, Findell beneficially owned 3,266,300 shares in the aggregate, consisting of (i) 1,956,000 shares held directly by FCP, and (ii) 1,310,300 shares held in certain separately managed accounts. Each of FCP, FCM, FMGP and Mr. Finn has shared voting power and shared investment power with respect to the shares beneficially owned by them. The principal business address of each of FCP, FMGP, FCM and Mr. Finn is 88 Pine Street, Suite 2240, New York, New York 10005. The principal business address of Mr. Wilcox is 360 Nueces Street, 1013, Austin, TX 78701.

(5)
Consists of 2,426,503 shares of common stock held directly by McLaren Harbor, LLC, which is controlled directly or indirectly by each of CL VI Ventures Offshore, L.P., Castlelake VI GP, L.P., Castlelake, L.P., Rory O’Neill, and Evan Carruthers. The address for each such person is 250 Nicollet Mall, Suite 900, Minneapolis, MN 55401.

(6)
Based on a Schedule 13G filed with the SEC on October 17, 2025, by BlackRock, Inc. According to the Schedule 13G, BlackRock, Inc. has the sole power to vote or direct the vote of 2,418,588 shares and sole power to dispose or to direct the disposition of 2,418,588 shares. The address for BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.

(7)
Consists of (a) 957,771 shares held by Mr. Vazquez directly, (b) 233,709 shares held in a trust for which Mr. Vazquez is trustee, and (c) 663,052 stock options fully vested and exercisable within 60 days from June 24, 2026.

(8)	Consists of (a) 62,498 shares and (b) 48,783 stock options that are vested and exercisable within 60 days from June 24, 2026.
(9)
Consists of (a) 291,041 shares held by Mr. Kirscht directly, (b) 5,800 shares held in two accounts by Mr. Kirscht’s daughters containing 2,900 shares each, and (c) 277,322 stock options that are vested and exercisable within 60 days from June 24, 2026.

(10)
Consists of (a) 91,120 shares, (b) 4,523 RSUs that are scheduled to vest within 60 days from June 24, 2026, and (c) 18,181 stock options that are vested and exercisable within 60 days from June 24, 2026.

(11)	Consists of (a) 55,491 shares and (b) 4,523 RSUs that are scheduled to vest within 60 days from June 24, 2026.
(12)	Consists of (a) 69,545 shares, (b) 4,523 RSUs that are scheduled to vest within 60 days from June 24, 2026, and (c) 19,778 fully vested deferred RSUs.
(13)	Consists of (a) 63,071 shares and (b) 4,523 RSUs that are scheduled to vest within 60 days from June 24, 2026.
(14)	Consists of (a) 88,496 shares and (b) 5,434 RSUs that are scheduled to vest within 60 days from June 24, 2026.
(15)	Consists of (a) 76,217 shares and (b) 4,523 RSUs that are scheduled to vest within 60 days from June 24, 2026.
(16)	Consists of (a) 72,254 shares and (b) 4,523 RSUs that are scheduled to vest within 60 days from June 24, 2026.
(17)	Consists of (a) 13,350 shares and (b) 4,511 RSUs that are scheduled to vest within 60 days from June 24, 2026.
(18)
Includes shares beneficially owned by all current executive officers and directors of the Company. Consists of (a) 592,222 shares, (b) 37,083 RSUs that are scheduled to vest within 60 days from June 24, 2026, (c) 19,778 fully vested deferred RSUs, and (d) 66,964 stock options exercisable within 60 days from June 24, 2026.

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Executive Officer Biographies
The following is biographical information for our executive officers as of June 24, 2026:

Name	Age	Position
Douglas Bland	58	Chief Executive Officer and Director
Kathleen Layton	46	Chief Legal Officer and Corporate Secretary
Sean Rowles	54	Chief Risk Officer

For the biography of Mr. Bland, see “Directors, Executive Officers, and Corporate Governance—Board of Directors Biographies.”
Sean Rowles has served as our Chief Risk Officer since June 2026. Prior to joining Oportun, Mr. Rowles served as Chief Risk Officer and Head of Operations at Imprint Payments, Inc. a financial technology and services company, from 2023 to 2025, where he was responsible for leading consumer credit, risk management, and financial services operations. Prior to Imprint Payments, Inc., Mr. Rowles held executive risk positions at PayPal Holdings, Inc. from 2014 to 2023, including as Global Chief Credit Officer, leading the global first-line credit risk organization. Prior to joining PayPal Holdings, Inc., he also held senior roles at several financial institutions, including Citizens Bank from 2008 to 2014, Royal Bank of Scotland from 2006 to 2008, and Washington Mutual Bank from 1998 to 2006. He holds a B.S. in Business - Managerial Economics from the University of Technology Sydney.
Kathleen Layton has served as our Chief Legal Officer and Corporate Secretary since July 2023. She previously served as our Senior Vice President, Deputy General Counsel and Corporate Secretary from March 2020 to July 2023, as our Vice President, Assistant General Counsel from December 2017 to March 2020, and as our Senior Director, Senior Corporate Counsel from September 2015 to December 2017. Prior to joining Oportun, Ms. Layton was a Senior Corporate Counsel at ServiceNow and an attorney at Simpson Thacher & Bartlett LLP and McDermott Will & Emery LLP. Ms. Layton received a B.A. from the University of Wisconsin-Madison, and a J.D. from the University of Wisconsin Law School.
Executive Compensation
Named Executive Officers
The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow the Company to provide less detail about its executive compensation program, the compensation and leadership committee is committed to providing the information helpful to stockholders in understanding the Company’s executive compensation program. Accordingly, this section includes supplemental narratives that describe the executive compensation program for our named executive officers (“NEOs”) during fiscal year 2025, who consisted of:

Raul Vazquez Former Chief Executive Officer (“Former CEO”) Age: 54 Tenure: 14 years	Kathleen Layton Chief Legal Officer and Corporate Secretary (“CLO”) Age: 46 Tenure: 10 years	Patrick Kirscht Chief Credit Officer (“CCO”) Age: 58 Tenure: 18 years

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Leadership Transition
On April 3, 2026, Mr. Vazquez stepped down from his roles as our Chief Executive Officer and as a member of the Board, at which time he transitioned to a non-employee advisor, to assist with transition matters. Mr. Vazquez is anticipated to remain as a non-employee advisor until July 3, 2026.
On April 15, 2026, Douglas Bland was appointed as Chief Executive Officer and principal executive officer of the Company, as well as a member of the Board, effective as of April 20, 2026. From April 4, 2026 until April 20, 2026, Ms. Layton and Gaurav Rana served in the joint Office of the CEO of the Company.
On June 15, 2026, Mr. Kirscht stepped down from his role as our Chief Credit Officer, at which time he transitioned to a non-employee advisor to assist with transition matters. Mr. Kirscht is anticipated to remain as a non-employee advisor until September 15, 2026.
On June 17, 2026, Sean Rowles was appointed as Chief Risk Officer of the Company.
2025 Financial Highlights
In 2025, we delivered consistent GAAP profitability, strengthened our balance sheet, and meaningfully improved operating performance, reflecting disciplined execution against our strategic priorities. We closed the year by achieving our fifth consecutive quarter of GAAP profitability in the fourth quarter, and meeting or exceeding each of our full-year guidance metrics.
Key financial highlights for 2025 include:
•	GAAP net income of $25 million, an improvement of $104 million compared to 2024;
•	GAAP diluted EPS of $0.53, compared to a loss of $(1.95) in 2024;
•	Adjusted EPS(1) of $1.36, reflecting 89% year-over-year growth;
•	Adjusted EBITDA(1) of $148 million, an increase of $44 million, or 42%, compared to 2024;
•	10% growth in aggregate originations while maintaining a conservative credit posture, driven by our focus on members with higher free cash flow and on channels that deliver the strongest results; and
•	A 12% reduction in total operating expenses year-over-year, reflecting sustained cost discipline.
In addition to driving improved profitability during 2025, we strengthened our capital structure and liquidity position, while lowering our interest expense. We reduced corporate debt by $70 million, lowered our cost of capital on new ABS issuances alongside our first AAA ratings on the senior notes, and lowered our cost of capital on our warehouse facilities while extending their aggregate commitment and term. Furthermore, we increased our unrestricted cash by $46 million, or 76% year-over-year, to $106 million as of December 31, 2025. We believe these balance sheet optimization initiatives will continue to benefit Oportun’s financial results in 2026.
Operationally, we continued to refine our credit posture and focus on high-quality originations. In the second half of 2025, 74% of originations were to returning members, up from 64% in the first half of the year, reflecting our disciplined underwriting approach. We also continued expanding our secured personal loan portfolio, which grew 39% year-over-year and has exhibited materially lower loss rates than unsecured loans. Together, these shifts in borrower mix and product composition reflect our continued focus on improving portfolio credit quality.
We believe our 2025 performance demonstrates the effectiveness of our strategy and positions us to drive sustainable, profitable growth while advancing our mission of providing responsible and affordable financial solutions to our members.
(1)	For a reconciliation of non-GAAP Adjusted EPS to GAAP EPS and non-GAAP Adjusted EBITDA, refer to Appendix A to this proxy statement.

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Oversight and Design of our Compensation Program
Compensation Philosophy and Objectives
We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated with our ability to recruit, incentivize, and retain talented individuals. We are guided by a clear set of guiding principles:

Primary Goals of our Executive Compensation Programs
Consistent with our principles, the primary goals of our executive compensation program are as follows:
•	Attract, motivate and retain highly qualified and experienced executives who can execute our business plans in a fast-changing, competitive landscape.
•	Recognize and reward our executive officers fairly for achieving or exceeding rigorous corporate and individual objectives.
•	Align the long-term interests of our executive officers with those of our members and stockholders.

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Primary Elements of our 2025 Compensation Program

(1)
In December 2025, in order to promote retention and leadership continuity, the compensation and leadership committee approved a special retention award for each of Ms. Layton and Mr. Kirscht consisting of cash and time-based restricted stock unit awards. These retention awards were separate from and in addition to the Company’s regular annual cash incentive and long-term equity compensation programs. See “Special Cash and RSU Retention Awards” below for additional details.

(2)	Mr. Kirscht was also eligible to participate in the Company’s MBO Cash Performance Program in 2025. See “MBO Cash Performance Program” below for additional details.
(3)
The chart reflects the Former CEO’s annual cash incentive weighting. For the remaining NEOs, annual cash incentive weighting was 75% based on corporate performance goals and 25% based on individual performance goals.

(4)
PSUs are determined based on Economic ROA for the first year of the performance period and subject to a three-year relative total shareholder return (“TSR”) modifier; cliff vesting following completion of the three-year period, subject to continued employment. See “Long-Term Incentive Compensation” below for additional details.

(5)	The chart reflects the Former CEO’s annual long-term equity incentive allocation. For the remaining NEOs, annual long-term equity awards were allocated 60% in RSUs and 40% in PSUs.

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Fiscal 2025 Pay Mix
Each year, the compensation and leadership committee sets the key components of total compensation for executive officers: short-term cash (annual base salary and incentive award) and annual long-term equity incentives (PSUs and RSUs). Together, these elements comprise the executive’s target total direct compensation. The target pay mix for fiscal 2025 for each NEO is shown below.
Our NEOs’ 2025 target total direct compensation decision focuses on variable and “at-risk” compensation that is closely aligned with Company performance because the value earned is directly dependent upon our achievement of designated performance goals and/or stock performance. As shown in the charts below, “at-risk”, or incentive-based compensation, represents approximately 84% of Former CEO Mr. Vazquez’s 2025 target total direct compensation, 76% for CCO Mr. Kirscht, and 71% for CLO Ms. Layton. These levels represent an increase compared to 2024, when “at-risk” compensation comprised approximately 68%, 62%, and 50% of target total direct compensation for the Former CEO, CCO and CLO, respectively, reflecting the compensation and leadership committee’s continued emphasis on performance-based pay and the impact of changes in the Company’s stock price on the value of equity awards.
For purposes of the charts below, compensation amounts are presented on a target basis and may differ from the amounts reported in the “Summary Compensation Table.” Base salary reflects annualized base salary in effect for 2025 and annual incentive compensation reflects target opportunity (rather than actual payout). The long-term equity incentive amounts shown correspond to the grant date fair value of such awards as reported in the “Summary Compensation Table” and exclude the special retention award consisting of cash and time-based restricted stock units granted to each of Mr. Kirscht and Ms. Layton during 2025.

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Compensation Governance Policies and Practices
The Company’s executive compensation program is overseen by the compensation and leadership committee with the advice and support of the Company’s independent compensation consultant as well as input from the Company’s management team. We have adopted executive compensation practices that promote performance, accountability, and alignment with stockholders, while avoiding those we believe do not support the Company’s and stockholders’ long-term interests. The following summarizes those practices:

What We Do

- Design our executive compensation program so that a significant portion of the compensation for our NEOs is at risk based on the achievement of measures we believe drive the creation of long-term stockholder value
- Maintain individual employment arrangements with our executive officers
- Review our peer group on an annual basis
- Hold annual advisory non-binding stockholder vote to approve the compensation of our NEOs
- Retain an independent compensation consultant
- Stock ownership requirements for current Section 16 officers and directors
- Clawback policy for current Section 16 officers

What We Don't Do

- Allow hedging or pledging of Company securities
- Single trigger change in control severance benefits
- Excise tax "gross-ups" upon change in control
- Special benefit or retirement plans that are exclusive to the executive team

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Roles of the Compensation and Leadership Committee, Management and the Compensation Consultant

Role of the Compensation and Leadership Committee
The compensation and leadership committee is responsible for overseeing our compensation programs and policies, including our equity incentive plans. Our compensation and leadership committee operates under a written charter adopted and approved by our Board, under which our Board retains concurrent authority with our compensation and leadership committee to approve compensation-related matters.

  Each year, the compensation and leadership committee reviews and approves compensation decisions as they relate to our NEOs and other senior management. The compensation and leadership committee, with input from management and its independent consultant, conducts a baseline review of our compensation programs to ensure alignment with business needs and growth objectives. In this review, the independent compensation consultant is asked to provide a perspective on changing market practices as to compensation programs, with a particular focus on our identified peer group and other companies with whom we compete directly for talent, as discussed below under “Role of Compensation Consultants” and “Use of Competitive Market Data.” Following this review, the compensation and leadership committee considers the recommendations of our Chief Executive Officer, as discussed below under “Role of Management.” The compensation and leadership committee also manages the annual review process of our Chief Executive Officer, in cooperation with our lead director, in which all members of our Board are asked to participate and provide perspective, resulting in a compensation and leadership committee determination regarding individual compensation adjustments for our Chief Executive Officer. As part of this review of the compensation of our NEOs and other senior executive officers, the compensation and leadership committee considers several factors, including:

 •
Our corporate growth and other elements of financial performance;
 •
Individual performance and contributions to our business objectives;
 •
The executive officer’s experience and scope of duties;
 •
The recommendations of our Chief Executive Officer (other than for himself) and other members of our management team;
 •
Retention risk;
 •
Internal pay equity;
 •
An executive officer’s existing equity awards and stock holdings;
 •
Stockholder feedback, including the results of our annual say-on-pay vote and ongoing engagement with stockholders; and
 •
Ensuring our incentive plans do not encourage undue risk-taking.

  Our compensation and leadership committee relies on their judgment and extensive experience to establish an annual target total direct compensation opportunity for each NEO that they believe will best achieve the goals of our executive compensation program and our short-term and long-term business objectives. The compensation and leadership committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives.

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Role of Management
  Our Chief Executive Officer works closely with the compensation and leadership committee in determining the compensation of our NEOs (other than his own) and other executive officers. Each year, our Chief Executive Officer evaluates the performance of our NEOs and other executives and provides the compensation and leadership committee with recommendations on compensation adjustments, promotions, bonus pool funding, goal attainment, and annual incentive payouts, except with respect to his own compensation. Our Chief Executive Officer also recommends corporate and individual performance goals for the annual incentive plan, aligned with our business plan and strategy, for approval by the compensation and leadership committee. He also advises on the size, timing, and terms of equity awards and new hire compensation packages. These recommendations from our Chief Executive Officer are often developed in consultation with finance and human resources members of his senior management team.

  In certain situations, the compensation and leadership committee may elect to delegate specific responsibilities to our Chief Executive Officer or a subcommittee, excluding any authority related to our executive officers. Our compensation and leadership committee has delegated to our Chief Executive Officer the authority to make employment offers to candidates at and below the senior vice president level without seeking the approval of the compensation and leadership committee, subject to certain parameters. In addition, our compensation and leadership committee has delegated to a subcommittee, currently made up of our Chief Executive Officer and CLO, the authority to approve certain equity grants to employees at and below the senior vice president level, subject to certain parameters approved by the compensation and leadership committee.

  At the request of the compensation and leadership committee, our Chief Executive Officer typically attends a portion of each compensation and leadership committee meeting, including meetings at which the compensation and leadership committee’s compensation consultant is present. From time to time, various members of management and other employees, as well as outside legal counsel and consultants retained by management, attend compensation and leadership committee meetings to make presentations and provide financial and other background information and advice relevant to compensation and leadership committee deliberations. Our Chief Executive Officer and other NEOs do not participate in, and are not present during, any deliberations or determinations of our compensation and leadership committee regarding their compensation or individual performance objectives.

Role of Compensation Consultants
The compensation and leadership committee is authorized under its charter to retain external advisors-such as compensation consultants, legal counsel, and accounting experts-to assist in performance of its responsibilities. The compensation and leadership committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the compensation and leadership committee.

  During 2025, the compensation and leadership committee retained Willis Towers Watson as its independent compensation consultant to provide support and advisory services as it relates to our compensation program. Willis Towers Watson performs no other services for us other than its work for the compensation and leadership committee. Willis Towers Watson complied with the definition of independence under the Dodd-Frank Act and other applicable SEC and stock exchange regulations.

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Use of Competitive Market Data
We strive to attract and retain top executive talent in a highly competitive market. To support this goal, the compensation and leadership committee annually reviews market data for each executive role, including compensation practices at comparable public companies.
In addition to using published survey data for similar sized technology companies, the compensation and leadership committee approved a peer group of comparable publicly traded companies, developed with the assistance of Willis Towers Watson, to aid it in assessing the overall competitiveness of our executive compensation program and the key components of compensation under the program. The peer group was selected from publicly traded companies with (i) similar industry focus (i.e., consumer finance) (ii) comparable company scope and size, or (iii) that have similar product offerings. Our compensation and leadership committee considered compensation data from the below-listed companies, which remained unchanged from last year. After the peer group was selected, MoneyLion was subsequently acquired and delisted from the New York Stock Exchange, which made it no longer appropriate for benchmarking purposes for the remainder of the fiscal year.

Atlanticus	LendingClub	OppFi	SoFi Technologies
Enova International	LendingTree	PROG Holdings	Upstart Holdings
Green Dot	MoneyLion	Regional Management	World Acceptance

In connection with its annual review, the compensation and leadership committee, with the assistance of Willis Towers Watson, determined to maintain a substantially similar peer group for the 2026 fiscal year, with the only change being the replacement of SoFi Technologies with NerdWallet.
Elements of Executive Compensation and 2025 Compensation Decisions
The key components of the target total direct compensation for each executive officer set by the compensation and leadership committee annually are annual base salary, annual short-term cash incentive compensation and annual long-term equity incentive compensation (PSUs and RSUs). The compensation and leadership committee generally positions target total cash compensation and annual equity compensation in a way that the committee believes substantially links executive compensation to corporate performance and strikes a balance between our short-term and long-term strategic goals. A significant portion of our NEOs’ target total direct compensation opportunity is comprised of “at-risk” compensation in the form of performance-based annual incentive opportunities and performance-based annual equity awards to align the NEOs’ incentives with the interests of our stockholders and our corporate goals. The compensation and leadership committee believes that the target total direct compensation of our NEOs should be competitive within the markets in which we compete, while considering factors such as individual performance, company performance and any unique circumstances of the NEO’s position based on that individual’s responsibilities and market factors. We believe that this target will enable us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. The compensation and leadership committee reviews the compensation of our NEOs against our peer group, survey data sources, and other companies which we compete with for talent to provide a general assessment of the overall competitiveness of our executive compensation program. We also provide our NEOs with certain severance and change in control benefits, as well as other benefits generally available to all our employees, including retirement benefits under our 401(k) plan and participation in our employee benefit plans. In addition, in 2025, we granted a special retention award for each of Ms. Layton and Mr. Kirscht, consisting of cash and time-based restricted stock unit awards, to promote retention and leadership continuity.

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Base Salaries
Base salary is a fixed component of pay intended to recognize and reward the day-to-day contributions of our executive officers. Base salaries are initially set at the time of hiring, taking into account level of responsibility, qualifications, experience, salary expectations and market data. Base salaries are then reviewed on an annual basis by the compensation and leadership committee. The table below reflects changes in our NEOs’ salaries from the prior year.

Executives	2024 Annual Base Salary ($)	2025 Annual Base Salary ($)(1)	Change (%)
Raul Vazquez	595,000(2)	735,000	5.0(3)
Kathleen Layton	390,000	420,000	7.7
Patrick Kirscht	485,346	510,000	5.1

(1)	The base salary amount for each of our NEOs is approved by the compensation and leadership committee.
(2)
In connection with certain operating expense reduction efforts by the Company, Mr. Vazquez voluntarily requested a 15% reduction of his annual base salary, effective November 11, 2023, which reduced his annualized base salary from $700,000 to $595,000. The voluntary reduction remained in effect throughout fiscal year 2024. Effective March 1, 2025, Mr. Vazquez’s annual base salary was reinstated to $700,000. In connection with the compensation and leadership committee's annual review of executive compensation, his annual base salary was subsequently increased to $735,000 on a go-forward basis, also effective as of March 1, 2025.

(3)
Percentage change presented in the table reflects the increase from the reinstated base salary of $700,000 to $735,000, rather than from the temporarily reduced salary, in order to provide a more meaningful year-over-year comparison of ongoing compensation.

Annual Incentive Plan
Each of our NEOs participated in our annual incentive plan for 2025. This performance-based cash compensation was designed to reward the achievement of annual corporate performance relative to pre-established goals, as well as individual performance, contributions and strategic impact.
The compensation and leadership committee established target annual incentive opportunities for each NEO, expressed as a percentage of base salary. The applicable target percentages for 2025 are described below.

	2025 Target Annual Incentive Award Opportunity
	Target Award ($)	Percentage of Base Salary (%)
Raul Vazquez	918,750	125
Kathleen Layton	273,000	65
Patrick Kirscht	331,500	65

For 2025, the compensation and leadership committee approved the corporate performance goals of Adjusted EBITDA (65% weighting) and Annualized Net Charge-Off Rate (35% weighting). Our compensation and leadership committee believes these are the appropriate drivers for our business as they provide a balance between growth and profitability and encourage operating efficiency.
Adjusted EBITDA measures the Company’s operating performance and profitability, while Annualized Net Charge-Off Rate-defined as annualized loan losses (net of recoveries) divided by the average daily principal balance of owned loans-serves as a key indicator of credit performance. Together, these metrics allow the compensation and leadership committee to assess the Company’s effectiveness, productivity and efficiency, while

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evaluating comparative results period-over-period. Please refer to the Reconciliation of Non-GAAP Financial Measures section of this proxy statement for the Company’s definition of Adjusted EBITDA.
For each corporate performance goal, target achievement was set in accordance with our annual operating plan, with potential bonus funding ranging from 0% to 150% of target, on a sliding scale. The Net Charge-Off Rate performance metric had a threshold payout of 50% at 115% of target, while the Adjusted EBITDA performance metric had a threshold payout of 50% at 85% of target.
In 2025, the annual incentive awards were weighted 90% on corporate performance and 10% on attainment of individual goals for our Former CEO and 75% on corporate performance and 25% on attainment of individual goals for Ms. Layton and Mr. Kirscht. Individual goal achievement for each NEO’s performance was determined by the compensation and leadership committee.

The following provides additional information regarding the corporate goals under our Annual Incentive Plan.

		Performance Schedule(1)
Corporate Financial Metric & Weighting		Threshold	Target	Maximum	Actual	Percent attainment
Net Charge-Off Rate and Adjusted EBITDA	Net Charge-Off Rate (35%)	13.1%	11.4%	9.7%	12.0%	78.9%
	Adjusted EBITDA (65%)	$133M	$156M	$179M	$148M	81.5%

Total Corporate Attainment						80.6%

(1)	Attainment percentage between threshold, target, and maximum performance levels is determined based on a sliding-scale interpolation.
For a reconciliation of non-GAAP Adjusted EBITDA, refer to Appendix A to this proxy statement. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Individual annual incentive award goals and achievement for our NEOs vary depending on the Company’s strategic priorities and each executive officer’s responsibilities. While not exhaustive, below are certain key factors that the compensation and leadership committee, in consultation with our Former CEO, considered when determining the individual component of each 2025 annual incentive award.
The compensation and leadership committee recognized the Company’s significant improvement in GAAP profitability in 2025 and meaningful year-over-year improvement in operating and financial performance. The compensation and leadership committee determined that the NEOs played critical roles in executing against the

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Company’s strategic priorities of improving credit outcomes, strengthening business economics and positioning the Company for sustainable, profitable growth.
In assessing individual performance, the compensation and leadership committee considered accomplishments including:
•
Leading disciplined credit management initiatives, including enhancements to underwriting standards, deployment of early default models and improved decisioning infrastructure, and increasing the proportion of originations to returning members to support stable portfolio performance;

•	Strengthening business economics through operating expense reductions, improved operating leverage and enhanced capital efficiency;
•	Advancing balance sheet optimization efforts, including reducing corporate debt, lowering cost of capital, expanding warehouse capacity and maintaining access to diversified funding sources;
•
Managing complex governance, regulatory and shareholder matters, including navigating a protracted proxy contest and heightened shareholder engagement, while maintaining operational focus and compliance standards;

•	Supporting the continued expansion of secured personal loans and other strategic product initiatives designed to improve portfolio resiliency and long-term profitability; and
•	Providing strategic leadership during a period of macroeconomic uncertainty to maintain disciplined execution and advance long-term stockholder value creation.
As a result of the compensation and leadership committee’s performance review, the following annual cash incentive awards were paid to each of our NEOs for 2025:

	Target Bonus ($)	Bonus Payout as a Percentage of Target (%)	Actual Bonus Amount ($)
Raul Vazquez	918,750	81.6	749,700
Kathleen Layton	273,000	85.5	233,279
Patrick Kirscht	331,500	81.0	268,349

Management by Objectives (“MBO”) Cash Performance Program
In 2023, our compensation and leadership committee approved a one-time MBO cash performance award program for select then serving C-Suite executives, excluding the Former CEO, which commenced in 2024.
The MBO Cash Performance Program operates independently from our annual incentive awards, though both are aligned in driving overall financial and operational success. The MBO Cash Performance Program is intended to emphasize individual strategic objectives that are critical to each executive’s function and are tailored to drive long-term value creation and align with our broader goals.
Under the program, MBOs are established annually over a three-year period (2024, 2025 and 2026), with each corresponding award payable in the following year (2025, 2026 and 2027, respectively). Each equal annual installment is contingent upon the achievement of pre-established MBOs specific to the executive’s role and remains subject to the executives’ continued service. By tying payouts to both time-based vesting and performance-based milestones, this structure enhances retention while ensuring sustained focus on key business initiatives.
Mr. Kirscht is the only NEO participating in the MBO Cash Performance Program. Under the MBO, Mr. Kirscht had the opportunity to earn an award of up to $125,000 (payable in March 2026), if certain goals and

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objectives were attained by December 31, 2025. A portion of the MBO Cash Performance award was eligible to be received for partial achievement of any goal.
Mr. Kirscht’s 2025 performance goals were focused on credit performance, origination and loan quality metrics derived from the Company’s annual operating plan and were weighted at 55%, 30% and 15%, respectively. These objectives were intended to reinforce disciplined underwriting, improve portfolio performance and support sustainable growth. Based on the compensation and leadership committee’s evaluation, informed by the Former CEO’s assessment, Mr. Kirscht achieved approximately 81.5% of his target award for 2025, reflecting partial attainment of these goals.
The compensation and leadership committee determined that the MBO Cash Performance Program served its intended purpose as a targeted, time-bound retention and performance vehicle and, accordingly, the program was not renewed for 2027 or future periods.
Long-Term Incentive Compensation
Our compensation and leadership committee believes long-term incentive compensation effectively aligns executive and stockholder interests, driving sustained value creation. The program is designed to promote retention, support recruitment of key talent, and reward performance that maximizes long-term stockholder returns.
In 2025, our long-term incentive program provided for the delivery of long-term incentive awards through a combination of the following two award vehicles:

LTI Vehicle	Vesting Terms	Weighting
Performance-based Restricted Stock Units (PSUs)
Performance based on Economic ROA for 2025; resulting units are subject to a three-year relative TSR modifier (2025-2027); cliff vesting following completion of the three-year period (scheduled vesting March 10, 2028), subject to continued employment
Approximately 50% of total award (Former CEO) / 40% (other NEOs)
Restricted Stock Units (RSUs)	RSUs vest in three equal annual installments from the vesting commencement date of March 10, 2025, subject to continued employment	Approximately 50% of total award (Former CEO) / 60% (other NEOs)

The PSU award is designed to align executive compensation with both disciplined financial performance and long-term stockholder value creation. Beginning with the 2025-2027 PSU award cycle, the compensation and leadership committee refined the PSU structure implemented in prior years to incorporate a combination of an internal financial performance metric and a relative market-based modifier, rather than being based solely on absolute stockholder return. These refinements were intended to more closely align incentive outcomes with the Company’s evolving strategic priorities by reinforcing near-term financial discipline while maintaining a strong linkage to long-term relative stockholder returns.
For this award cycle, initial performance is measured over a one-year period based on Economic Return on Assets (“Economic ROA”), as defined in the applicable award agreement. The compensation and leadership committee selected Economic ROA because it believes this metric promotes capital discipline, balance sheet efficiency and sustainable earnings generation, which are critical drivers of long-term value in the Company’s business model. A number of PSUs is calculated following the one-year performance period based on actual Economic ROA results relative to pre-established performance goals.

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Any PSUs achieved based on Economic ROA performance are eligible to vest at the end of a three-year period subject to a relative total shareholder return (“rTSR”) modifier. The rTSR modifier measures the Company’s total shareholder return relative to the Russell 3000 Index over a three-year performance period covering calendar years 2025 through 2027. The compensation and leadership committee incorporated the rTSR modifier to ensure that realized payouts reflect the Company’s performance relative to the broader market and stockholder experience over the longer term. Following completion of the three-year rTSR performance period, earned units may be adjusted upward or downward based on percentile performance relative to the index.
Economic ROA Performance Scale

Economic ROA	% of Target PSUs Eligible
1.53% or greater	125%
1.32%	100%
1.11%	75%
0.90%	50%
0.71%	25%
Less than 0.71%	0%

Performance between the levels shown above is determined using linear interpolation.
Relative TSR Modifier (3-Year Performance Period)

Relative TSR Percentile vs. Russell 3000	Modifier (+/-25%)
≥ 75th percentile	125%
65th – 74th percentile	115%
55th – 64th percentile	110%
45th – 54th percentile	100%
35th – 44th percentile	90%
25th – 34th percentile	85%
< 25th percentile	75%

Performance between the levels shown above is determined using linear interpolation. If the Company’s absolute
TSR over the performance period is negative, the modifier is capped at 100%.
The target number of PSUs granted reflects 100% achievement of both Economic ROA and the rTSR modifier. Actual payout may range from 0% to 156% of the target number of units, depending on performance. In addition to satisfying the applicable performance conditions, vesting remains subject to continued employment. Any units that become eligible for vesting based on our Economic ROA results and our rTSR are scheduled to vest on March 10, 2028.
PSU Performance Certification
The compensation and leadership committee reviews and certifies PSU performance following the completion of the applicable performance periods, with certification required within 45 days after the end of each performance period.
2023 PSU Awards.
The PSU awards granted in 2023 were based on absolute TSR over the three-year performance period from January 1, 2023 through December 31, 2025. Based on the compensation and leadership committee’s certification of Company TSR for this period of negative 10.1%, no PSUs were eligible to be earned, and the awards were forfeited in full.

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2025 PSU Awards.
For the 2025-2027 PSU award cycle, initial performance is measured based on Economic ROA for fiscal year 2025. Based on the compensation and leadership committee’s certification of Economic ROA of 0.99% for the period ended December 31, 2025, approximately 60.7% of the target PSUs became eligible units. These eligible units remain subject to further adjustment based on rTSR performance over the three-year period ending December 31, 2027, and continued service through the applicable vesting date.
Special Cash and RSU Retention Awards
In December 2025, the compensation and leadership committee approved retention awards for certain executive officers, including to Ms. Layton and Mr. Kirscht. The compensation and leadership committee determined these awards were critical to promote leadership continuity and stability during a period of heightened operational demands and execution of critical strategic priorities. The compensation and leadership committee consulted with its independent compensation consultant to determine the appropriate form and amount of retention incentives, reviewed market data and evaluated multiple structures and alternatives before approving an award consisting of a combination of cash and equity.
The retention awards consisted of (i) cash retention awards subject to continued service and (ii) RSU awards granted under the Company’s 2019 Equity Incentive Plan. The cash retention awards vest in two equal installments in September 2026 and June 2027, subject to continued employment through the applicable vesting dates. The RSU awards cliff vest based on continued service through mid-2027. In addition, the retention awards are subject to certain acceleration rights, as more fully described in the section entitled “Employment, Severance and Change in Control Agreements - Retention Awards” below.
The cash retention awards for Ms. Layton and Mr. Kirscht were $441,000 and $535,500, respectively, and RSUs were 86,043 and 95,603, respectively. The grant date fair value of the RSUs were less than annual long-term equity awards, representing approximately 60% and 40% of the grant date fair value of the 2025 annual long-term equity awards granted to Ms. Layton and Mr. Kirscht, respectively, in April 2025.
These retention awards were separate from and in addition to the Company’s regular annual cash incentive and long-term equity compensation programs. The compensation and leadership committee views these awards as special grants designed to address specific retention considerations and does not intend for them to alter the Company’s ongoing annual compensation structure or target pay mix.
Pursuant to SEC guidance, the cash retention awards will be reported in the Summary Compensation Table in the year in which the applicable vesting conditions are satisfied. The RSU awards are reflected in the 2025 Summary Compensation Table at their grant date fair value.
Early 2026 Compensation Actions – Leadership Transition
Vazquez Transition Agreement
In connection with Mr. Vazquez’s transition and separation from the Company, he entered into a transition agreement and release (the “Transition Agreement”) with us dated January 21, 2026 that was approved by the Board. Under the Transition Agreement, Mr. Vazquez agreed to remain as chief executive officer and a Board member until April 3, 2026, subject to the terms of the Transition Agreement. During that time, Mr. Vazquez received his regular base salary, participated in the Company’s employee benefits, and his Company equity awards continued to vest. The Transition Agreement also provided that Mr. Vazquez remained eligible to receive a bonus under the Company’s 2025 bonus plan provided that he remains employed with us through April 3, 2026.
Following his termination of employment on April 3, 2026, Mr. Vazquez executed a release agreement attached to the Transition Agreement, which provides for the following separation benefits: (1) Mr. Vazquez will

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receive cash severance equal to $1,102,500, representing eighteen (18) months of his base annual salary, payable in equal installments over eighteen (18) months; (2) Mr. Vazquez also will receive a lump sum payment equal to $918,750 multiplied by (a) the number of calendar days he is employed with us in 2026 as of his last day of employment divided by (b) 365; (3) the Company will cover the premiums for COBRA coverage for Mr. Vazquez and his eligible dependents for a period of up to eighteen (18) calendar months following his last day of employment with us, subject to the terms of the Transition Agreement; and (4) (i) one hundred percent (100%) of Mr. Vazquez’s outstanding and unvested time-based restricted stock units will immediately vest and settle, and (ii) if and to the extent any 2025 PSUs become eligible to vest based on Economic ROA achievement, then two-thirds of such eligible 2025 PSUs will remain eligible to vest on the scheduled vesting date, subject to the terms and conditions of the applicable 2025 PSU agreement entered into by Mr. Vazquez, including any adjustments due to the application of rTSR as described above, but in each case, disregarding any continued service or similar condition under the 2025 PSU agreement.
Following his termination of employment on April 3, 2026 and pursuant to his Transition Agreement, Mr. Vazquez is continuing to provide service to us as a non-employee advisor through July 3, 2026 in order to promote a smooth and orderly transition of his duties. During this time, Mr. Vazquez receives a cash fee of $61,250 per month as payment for his services.
Office of the CEO Appointment
Effective as of April 4, 2026, in connection with Mr. Vazquez’s departure, Ms. Layton and Gaurav Rana, were appointed to serve in the joint Office of the CEO of the Company. In this capacity, Ms. Layton and Mr. Rana served as the co-principal executive officers and as interim leaders of the Company until the permanent CEO was appointed. In connection with her appointment to serve in the joint Office of the CEO, the compensation and leadership committee of the Board approved an additional $35,000 per month to Ms. Layton’s base salary, to be paid on top of her existing annual base salary of $450,000 (equivalent to $37,500 per month), for the period of time she served in the joint Office of the CEO.
Chief Executive Officer Appointment
On April 15, 2026, Douglas Bland was appointed as Chief Executive Officer and as a Director of the Company, effective as of April 20, 2026. In connection with his appointment and after consideration of a variety of factors, including market data and recommendation from Willis Towers Watson the compensation and leadership committee approved an offer letter agreement with Mr. Bland pursuant to which he will be paid an annual base salary of $750,000 and be eligible to receive an annual performance bonus with a target opportunity of 125% of his base salary. Mr. Bland will be granted a long-term new hire equity award with a total target grant date value of $5,000,000, with approximately 50% of the target value allocated to RSUs and 50% of the target value allocated to PSUs, with RSUs vesting over a three-year period and PSUs eligible to vest after the end of the three-year performance period based on a combination of the Company’s Economic ROA (as defined in the PSU Award Agreement) and the Company’s relative total stockholder return performance against the Russell 3000 Index over the three-year period, subject to earlier vesting upon certain termination and change in control events. The offer letter also provides for a long-term cash retention award of $500,000 that will vest in three equal annual installments subject to Mr. Bland’s continued employment and a $500,000 cash signing bonus that will vest and be paid in four equal quarterly installments of $125,000 subject to Mr. Bland’s continuing employment, unless he experiences certain qualifying termination events. Mr. Bland will be eligible for benefits under our executive change in control and severance policy.
Kirscht Transition Agreement
In connection with Mr. Kirscht’s transition and separation from the Company, he entered into a transition agreement and release (the “Kirscht Transition Agreement”) with us dated June 15, 2026 that was approved by the Board. Under the Kirscht Transition Agreement, (1) Mr. Kirscht will receive (i) an aggregate cash severance

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payment equal to $525,300 (which represents twelve (12) months of his annual base salary), payable in equal installments over twelve (12) months, (ii) a lump sum cash payment equal to $155,287 (which represents his annual target bonus in effect for 2026) multiplied by (a) the number of calendar days he is employed with us in 2026 as of his last day of employment divided by (b) 365, and (iii) a lump sum cash payment equal to $535,500 (which represents the cash retention award granted to Mr. Kirscht in December 2025); (2) the Company will cover the premiums for COBRA coverage for Mr. Kirscht and his eligible dependents for a period of up to twelve (12) calendar months following his last day of employment with us, subject to the terms of the Kirscht Transition Agreement; (3) all 95,603 of the RSUs granted to Mr. Kirscht in December 2025 will vest and settle; and subject to Mr. Kirscht executing and not revoking the confirmatory release agreement attached to the Kirscht Transition Agreement following the end of the Advisory Period (as defined below) and otherwise complying with the terms of the Kirscht Transition Agreement, (4) (i) 17,907 additional outstanding and unvested time-based RSUs will vest and settle; (ii) 75.6% of the PSUs granted to Mr. Kirscht in 2024 (or 61,043 target PSUs) will remain eligible to vest on the scheduled vesting date for such award based on achievement of the Company TSR goal in accordance with the applicable stock agreements, and (iii) 18,855 of the Economic ROA Eligible Units granted to Mr. Kirscht in 2025 will remain eligible to vest on the scheduled vesting date for such award, subject to the applicable stock agreements entered into by Mr. Kirscht.
Following his termination of employment on June 15, 2026 and pursuant to the Kirscht Transition Agreement, Mr. Kirscht is continuing to provide service to us as a non-employee advisor through September 15, 2026 in order to promote a smooth and orderly transition of his duties. During this time, Mr. Kirscht receives a cash fee of $45,000 per month as payment for his services.
Chief Risk Officer Appointment
Sean Rowles was appointed as Chief Risk Officer of the Company, effective as of June 17, 2026. In connection with his appointment and after consideration of a variety of factors, the Company entered into an offer letter agreement with Mr. Rowles pursuant to which he will be paid an annual base salary of $550,000 and be eligible to receive an annual performance bonus with a target opportunity of 75% of his base salary. Mr. Rowles will be granted a long-term new hire equity award comprised of 382,653 RSUs and 127,551 PSUs, with RSUs vesting over a three-year period and PSUs vesting after the end of a three-year period based on achievement of the relevant performance goals. The RSUs and PSUs are expected to be granted in September 2026 in accordance with the Company’s normal grant cycle under and subject to the terms of the Company’s Amended and Restated 2021 Inducement Equity Incentive Plan. The offer letter also provides for a long-term cash retention award of $500,000 that will vest in three equal annual installments subject to Mr. Rowles’s continued employment and a $500,000 cash signing bonus that will vest and be paid in two equal installments of $250,000 on the six-month and twelve-month anniversary of June 17, 2026, subject to Mr. Rowles’s continuing employment, unless he experiences certain qualifying termination events. Mr. Rowles will be eligible for benefits under our executive change in control and severance policy.
Employment and Change in Control Arrangements
We have entered into at-will employment offer letters with each of our NEOs that were approved by the compensation and leadership committee and our Board. In addition, we provide each NEO with the opportunity to receive certain severance payments and benefits in the event of a termination of employment under certain circumstances, including in connection with a change of control. The compensation and leadership committee generally believes that the severance protection payments and benefits we offer are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty.
For additional information on the employment arrangements and potential post-employment payments to our NEOs, see “Employment, Severance, and Change in Control Agreements” and “Potential Payments and Benefits Upon Termination or Change in Control” below.

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401(k) Plan and Employee Benefits
During 2025, all full-time employees in the United States employed by Oportun, including the NEOs, were eligible to participate in the Company’s 401(k) plan, a tax qualified retirement plan. Other than the 401(k) plan, we do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees.
We also offer a number of benefit programs to our full-time employees, including our NEOs, in the United States. These benefits include medical, vision and dental insurance, health and dependent care flexible spending accounts, wellness programs, charitable donation matching, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, and business travel insurance. Full-time and part-time employees in the United States are eligible to receive paid parental leave.
Stock Ownership Guidelines
In April 2022, the compensation and leadership committee adopted stock ownership guidelines for our executive officers and non-employee directors to further align their interests with our stockholders. Under these guidelines, each participant is required to own shares of our common stock with value of at least the following:

Position	Ownership Requirement
Chief Executive Officer	6x annual base salary
Other Section 16 officers	3x annual base salary
Non-employee directors	5x annual cash retainer

Covered executives are expected to meet the applicable ownership level within five years of the later of the adoption of the guidelines or their hire or promotion into a covered role. Non-employee directors are expected to meet the applicable ownership level within five years of their appointment. Ownership levels are assessed annually based on the average closing price of our common stock over the 20 trading days preceding December 31 of the applicable year. Shares that count toward the ownership requirement include shares held directly or indirectly (including through trusts or similar entities) and “net shares” underlying full-value equity awards. Unvested time-based restricted stock units count at 50% of the underlying shares, and shares underlying awards that are subject to performance conditions do not count unless and until the performance conditions have been achieved. Shares underlying stock options and other derivative securities do not count toward the ownership requirement. Until the applicable ownership level is achieved, executives and non-employee directors are required to retain at least 50% of net shares received upon vesting or settlement of equity awards. The compensation and leadership committee may, in its discretion, grant exceptions or temporarily suspend the guidelines in cases of hardship or other special circumstances.
All of our executive officers and non-employee directors are currently within the applicable phase-in period for achieving their required ownership levels. As a result, none are required to have met the applicable ownership thresholds as of December 31, 2025, and several individuals have additional time to satisfy the guidelines based on their respective hire or appointment dates.
Compensation Clawback
In April 2022, the compensation and leadership committee approved a discretionary executive clawback policy which applies to our Section 16 officers. Our discretionary clawback policy provides that if (i) the Company is required to restate its financial statements filed pursuant to the Exchange Act as a result of a material error in the financial statement, (ii) such restatement is due to the gross negligence or intentional misconduct of a clawback officer (as determined by the compensation and leadership committee), (iii) the amount of any cash-based incentive paid to or payable to such clawback officer that was determined based on the achievement of financial or operating results would have been less if such financial statements had been correct at the time of determination,

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and (iv) no more than three years have elapsed from the filing date of such financial statements upon which such incentive compensation was determined, then the Company shall recoup from such clawback officer an amount equal to such excess cash incentive compensation through such means as the compensation and leadership committee determines in accordance with the policy.
In addition to the above-described discretionary clawback policy, in November 2023, the compensation and leadership committee adopted a separate mandatory incentive-based executive clawback policy which applies to our current and former executive officers, on or after October 2, 2023. Our mandatory clawback policy provides for the recoupment of certain executive compensation, regardless of whether the executive officer was at fault, including but not limited to short- and long-term incentive-based compensation, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws, consistent with SEC regulations effective in 2023. Under the policy, if an accounting restatement occurs, the Company is required to recover any incentive-based compensation received by an executive officer that exceeds what would have been earned under the restated financial statements. The compensation and leadership committee administers the policy, determining the amount to be recovered and overseeing the repayment process in accordance with the policy. Recovery methods may include direct reimbursement, offsetting against future compensation, cancellation of equity awards, or other legally permissible actions. Exceptions to the policy are limited and apply only if recovery would be impracticable, such as when enforcement costs exceed the recoverable amount, or recovery would violate applicable laws.
Insider Trading Policy
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws. As part of this commitment, we have established an insider trading policy, governing the purchase, sale, and/or other disposition of our securities by our directors, officers and employees, as well as their family members and entities controlled by them, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K. We comply with insider trading laws, rules and regulations and any applicable listing standards in any transactions involving our own securities.
Hedging and Pledging Policies
Our insider trading policy prohibits, among other things, all employees and non-employee directors from engaging in short sales or transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock, hedging or similar transaction designed to decrease the risks associated with holding our securities, pledging any of our securities as collateral for a loan, and holding any of our securities in a margin account.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based on the information available to us during the fiscal year ended December 31, 2025, we believe that all applicable Section 16(a) reports were timely filed, except for one late Form 3 filing by each of Messrs. Wilcox and Schueller, each filed August 6, 2025. These filings were delayed due to administrative processing timing associated with obtaining SEC filing codes.
Practices and Policies Related to the Grant of Certain Equity Awards
While our Long-Term Incentive Compensation plan allows for the granting of stock options, stock appreciation rights, and similar option-like awards, we have not awarded stock options, stock appreciation rights, or similar option-like awards in recent years to our executive officers or directors, and there were no stock options

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granted to or exercised by our executive officers or directors in fiscal year 2025. Instead, long-term equity incentives are delivered through our PSUs and RSUs, which we believe better aligns with our pay-for-performance philosophy. Should the compensation and leadership committee determine that the award of stock options or similar option-like awards support our objectives in the future, grants will be made following a structured process aligned with our established equity grant policies and timing considerations.
It is the general practice and policy of our compensation and leadership committee not to grant stock options or similar awards to executive officers or directors in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock and not to time the public release of such information based on stock option grant dates. Additionally, it is our general practice and policy not to grant stock options or similar awards (i) outside of “trading windows” established in accordance with our insider trading policy; or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. The foregoing restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of our common stock on the grant date. As a general practice, our executive officers, directors, and employees are not permitted to choose the grant date applicable to their individual equity awards. Annual grants (excluding one-time awards that may be made in unique circumstances, such as a retention incentive) are generally made at a meeting of the compensation and leadership committee that is held during the first half of each fiscal year. New hire grants are generally granted on fixed dates on or following compensation and leadership committee approval and the employee’s start date, but may be granted at other times as the compensation and leadership committee or Board determines appropriate.
In accordance with these practices and policies, during the fiscal year ended December 31, 2025, none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information and ending one business day after the filing or furnishing of such reports. During 2025, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Compensation Risk Assessment
The compensation and leadership committee has reviewed our compensation programs to assess whether they encourage our employees to take excessive or inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short-term and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the compensation and leadership committee has determined that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a publicly-held company can deduct for U.S. federal tax purposes in any tax year on compensation paid to “covered employees.” The compensation and leadership committee retains discretion to award compensation amounts which are not tax-deductible if it determines that such compensation is consistent with our business needs and considers tax implications, including deductibility, as one of several factors in making compensation decisions.
Taxation of Parachute Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that

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executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceed certain limits prescribed by the Code, and that the employer may be unable to take a deduction on the amounts subject to this additional tax.
Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by or paid to our NEOs for the years ended December 31, 2025, 2024, and 2023:

	Year	Salary(1) ($)	Bonus ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Raul Vazquez(6)(7) Chief Executive Officer	2025	716,155	—	2,862,000	749,700	—	4,327,855
	2024	595,000	—	682,444	616,658	—	1,894,102
	2023	687,885	—	746,007	225,680	34,963	1,694,535
Kathleen Layton Chief Legal Officer and Corporate Secretary	2025	414,231	—	1,220,615	233,279	—	1,868,125
	2024	387,173	—	136,491	267,252	—	790,917
	2023	356,216	95,175(2)	371,545	47,795	15,362	886,093
Patrick Kirscht Chief Credit Officer	2025	503,299	—	1,653,911	370,224	—	2,527,434
	2024	483,115	—	360,845	445,759	—	1,289,720
	2023	473,509	—	208,704	121,881	39,819	843,913

(1)
The salary amounts in this column reflect the blended salary paid, which takes into account any salary increases or decreases effective during the year, if any. These amounts have been adjusted to reflect the blended salary paid and may deviate an immaterial amount from the previously reported salaries.

(2)
The amount reported represents an annual bonus paid to Ms. Layton during the course of 2023, prior to her promotion to Chief Legal Officer. At the time, the bonus for non-executive employees was not based on pre-established performance criteria and therefore is not included in Non-Equity Incentive Plan Compensation.

(3)
This column reflects the aggregate grant date fair value of RSUs and PSUs measured pursuant to FASB ASC 718 without regard to forfeitures and assuming the probable level of achievement for all PSUs. We value time-based RSUs based on the closing market price of our common stock reported on Nasdaq on the grant dates. We value PSUs using the Monte Carlo simulation pricing model. In 2025, Messrs. Vazquez and Kirscht and Ms. Layton were granted PSUs having the following grant date fair values: $1,559,250 for Mr. Vazquez, $339,709 for Ms. Layton, and $509,563 for Mr. Kirscht. The value of the PSUs at the grant date assuming that the highest level of performance conditions will be achieved is $2,432,430 for Mr. Vazquez, $529,945 for Ms. Layton, and $794,918 for Mr. Kirscht. The actual number of PSUs, if any, that may be earned range from 0% to 156% of the target number of units. For additional information on the assumptions used in calculating the grant date fair value of these awards see Note 2 and Note 11 to our Notes to the Consolidated Financial Statements included on our Annual Report on Form 10-K filed February 27, 2026, as well as “Elements of Executive Compensation and 2025 Compensation Decisions-Long-Term Incentive Compensation” above. These amounts in this column may not reflect the actual economic value that may be realized by the NEO.

(4)	The amounts represent the bonuses paid under our annual incentive plan. For Mr. Kirscht, the amount also includes the bonus paid under our MBO Cash Performance Program, as applicable.
(5)
The amounts reported include the cash value of Oportun’s match of our NEO’s contributions to the 401(k) plan in 2023, matching charitable contributions made by Oportun in 2023 pursuant to the Company’s charitable match program, certain life insurance premium payments, and certain medical insurance and disability insurance payments. No 401(k) matching contributions were provided to the NEOs for 2024 or 2025.

(6)	Mr. Vazquez was not paid additional compensation for his service on our Board.

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(7)
Mr. Vazquez’ base salary was voluntarily decreased from $700,000 to $595,000, effective November 11, 2023. The voluntary reduction remained in effect throughout fiscal year 2024. Effective March 1, 2025, Mr. Vazquez’s annual base salary was reinstated to $700,000 and his annual base salary was subsequently increased to $735,000 on a go-forward basis, also effective as of March 1, 2025.

Grants of Plan-Based Awards in Fiscal Year 2025
The following table provides information regarding each grant of a plan-based award made to an NEO under any plan in the year ended December 31, 2025:

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
Raul Vazquez	Annual incentive award		144,703	918,750	1,378,125	—	—	—	—	—
	PSU	4/02/2025	—	—	—	42,188	225,000	351,000	—	1,559,2500
	RSU	4/02/2025	—	—	—	—	—	—	225,000	1,302,750
Kathleen Layton	Annual incentive award		35,831	273,000	409,500	—	—	—	—	—
	PSU	4/02/2025	—	—	—	9,191	49,020	76,471	—	339,709
	RSU	4/02/2025	—	—	—	—	—	—	73,530	425,739
	RSU	12/31/2025	—	—	—	—	—	—	86,043	455,167
Patrick Kirscht	Annual incentive award		43,509	331,500	497,250	—	—	—	—	—
	MBO award		—	125,000	—	—	—	—	—	—
	PSU	4/02/2025	—	—	—	13,787	73,530	114,707	—	509,563
	RSU	4/02/2025	—	—	—	—	—	—	110,295	638,608
	RSU	12/31/2025	—	—	—	—	—	—	95,603	505,740

(1)
The target amounts shown in the column reflect the annual cash incentive compensation for which the executive was eligible to receive under our annual incentive plan or MBO award program, respectively. The MBO award program does not contain a minimum threshold. Threshold amounts for the annual incentive plan represent 50% attainment of the Net-Charge Off Rate corporate performance metric and 0% attainment for the remaining corporate performance and individual goals metrics. See “Executive Compensation - MBO Cash Performance Program” for additional details.

(2)
This column reflects the aggregate grant date fair value of the RSU awards and PSU awards, assuming the probable level of achievement, measured pursuant to FASB ASC 718, without regard to forfeitures. The assumptions used in calculating the grant date fair value of these awards are set forth in Note 2 and Note 11 to our Notes to the Consolidated Financial Statements included on our Annual Report on Form 10-K filed February 27, 2026. These amounts do not reflect the actual economic value that may be realized by the NEO.

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Outstanding Equity Awards at 2025 Fiscal Year End
The following table provides information with respect to all outstanding stock options and RSUs held by our NEOs as of December 31, 2025. See “Employment, Severance, and Change in Control Agreements” and “Potential Payments and Benefits Upon Termination or Change in Control” below for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

		Option Awards				Stock Awards
Name	Award Grant Date(1)	Number of Securities Underlying Unexercised Options- Unexercisable(2) (#)	Number of Securities Underlying Unexercised Options- Exercisable(3) (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Raul Vazquez	11/30/2016	—	145,453	19.69	11/29/2026	—	—	—	—
	6/28/2019	—	140,551	18.04	6/27/2029	—	—	—	—
	3/10/2020(6)	—	193,364	19.00	3/9/2030	—	—	—	—
	3/10/2021(6)	—	72,136	21.26	3/9/2031	—	—	—	—
	3/25/2022	6,973	104,575	13.39	3/24/2032	—	—	—	—
	3/25/2022	—	—	—	—	49,491(4)	261,807	—	—
	12/6/2023	—	—	—	—	58,788(7)	310,989	—	—
	12/6/2023	—	—	—	—	—	—	44,090(10)	233,236
	06/14/2024	—	—	—	—	101,782(8)	538,427	—	—
	06/14/2024	—	—	—	—	—	—	38,168(11)	201,909
	4/2/2025	—	—	—	—	225,000(9)	1,190,250	—	—
	4/2/2025	—	—	—	—	—	—	225,000(12)	1,190,250
Kathleen Layton	12/21/2016	—	8,522	19.69	12/20/2026	—	—	—	—
	11/29/2017	—	4,022	24.86	11/28/2027	—	—	—	—
	3/29/2018	—	3,935	25.41	3/28/2028	—	—	—	—
	3/10/2020(6)	—	9,164	19.00	3/9/2030	—	—	—	—
	3/10/2021(6)	—	5,857	21.26	3/9/2031	—	—	—	—
	3/10/2022	—	—	—	—	2,557(4)	13,527	—	—
	3/10/2022(6)	1,081	16,202	13.26	3/9/2032	—	—	—	—
	9/10/2023	—	—	—	—	18,051(4)	95,490	—	—
	06/14/2024	—	—	—	—	20,357(8)	107,689	—	—
	06/14/2024	—	—	—	—	—	—	7,633(11)	40,379
	04/02/2025	—	—	—	—	73,530(9)	388,974	—	—
	04/02/2025	—	—	—	—	—	—	49,020(12)	259,316
	12/31/2025	—	—	—	—	86,043(13)	455,167	—	—
Patrick Kirscht	11/30/2016	—	45,453	19.69	11/29/2026	—	—	—	—
	6/28/2019	—	70,275	18.04	6/27/2029	—	—	—	—
	3/10/2020(6)	—	82,871	19.00	3/9/2030	—	—	—	—
	3/10/2021(6)	—	30,916	21.26	3/9/2031	—	—	—	—
	3/25/2022	2,989	44,818	13.39	3/24/2032	—	—	—	—
	3/25/2022	—	—	—	—	21,211(4)	112,206	—	—
	12/6/2023	—	—	—	—	16,447(7)	87,005	—	—
	12/6/2023	—	—	—	—	—	—	12,334(10)	65,247
	06/14/2024	—	—	—	—	53,818(8)	284,697	—	—
	06/14/2024	—	—	—	—	—	—	20,181(11)	106,757
	04/02/2025	—	—	—	—	110,295(9)	583,461	—	—
	04/02/2025	—	—	—	—	—	—	73,530(12)	388,974
	12/31/2025	—	—	—	—	95,603(13)	505,740	—	—

(1)
Awards with a grant date after July 31, 2015, but on or prior to September 26, 2019, were granted under our 2015 Stock Option/Stock Issuance Plan. Awards with a grant date after September 26, 2019 were granted under our 2019 Equity Incentive Plan.

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(2)
Each option grant provides for a four-year vesting schedule, with one-fourth of the underlying shares vesting on the one-year anniversary of the vesting commencement date, and the balance vesting in equal monthly installments over the remaining 36 months, in each case subject to the executive’s continued service through the applicable vesting date. Except with respect to stock options granted under our 2019 Equity Incentive Plan, options are exercisable immediately following grant, also known as “early exercisable,” and unvested shares purchased on an early exercise are subject to a repurchase right in our favor on termination of employment that lapses along the same vesting schedule as contained in the option grant. This column reflects the number of unexercised options that were unvested as of December 31, 2025.

(3)	This column reflects the number of shares subject to unexercised options that were vested as of December 31, 2025.
(4)
The RSUs will vest over a four-year period with one-fourth of the RSUs vesting on each one-year anniversary of the vesting commencement date, subject to the executive’s continued service on each such vesting date. There is no performance-based vesting condition associated with such RSUs.

(5)
Represents the number of unvested shares underlying RSUs or PSUs multiplied by the per share fair market value of our common stock as of December 31, 2025, based on the closing price of our common stock of $5.29 per share.

(6)	Stock options granted under our 2019 Equity Incentive Plan are not early exercisable.
(7)
The RSUs will vest in 3 equal annual installments from the vesting commencement date of March 10, 2023, subject to the executive’s continued service on each vesting date. There is no performance-based vesting condition associated with such RSUs.

(8)
The RSUs will vest in 3 equal annual installments from the vesting commencement date of March 10, 2024, subject to the executive’s continued service on each vesting date. There is no performance-based vesting condition associated with such RSUs.

(9)
The RSUs will vest in 3 equal annual installments from the vesting commencement date of March 10, 2025, subject to the executive’s continued service on each vesting date. There is no performance-based vesting condition associated with such RSUs.

(10)
These amounts represent PSU grants, assuming an achievement level at threshold. The actual number of PSUs, if any, that may be earned range from 0% to 125% of the target number of units. Any PSUs that vest in excess of the 100% target number of units (the “Upside Units”) may be paid out in cash. Vesting is also contingent upon the continued employment of the executive through March 10, 2026, or as otherwise provided in the applicable award agreement. Based on the compensation and leadership committee’s certification of Company TSR for this period of negative 10.1%, no PSUs were eligible to be earned, and the awards were forfeited in full.

(11)
These amounts represent PSU grants, assuming an achievement level at threshold. The actual number of PSUs, if any, that may be earned range from 0% to 125% of the target number of units. Any Upside Units may be paid out in cash. Vesting is also contingent upon the continued employment of the executive through March 10, 2027, or as otherwise provided in the applicable award agreement.

(12)
These amounts represent PSU grants, assuming an achievement level at target. The actual number of PSUs, if any, that may be earned range from 0% to 156% of the target number of units. Vesting is also contingent upon the continued employment of the executive through March 10, 2028, or as otherwise provided in the applicable award agreement or, in the case of Mr. Vazquez, Transition Agreement. For additional information, see “Elements of Executive Compensation and 2025 Compensation Decisions-Long-Term Incentive Compensation” above.

(13)	The RSUs will cliff vest on June 30, 2027, subject to the executive’s continued service on each vesting date. There is no performance-based vesting condition associated with such RSUs.

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Option Exercises and Stock Vested in Fiscal Year 2025
The following table presents information concerning the aggregate value and number of shares of our common stock for which options were exercised or RSUs vested during 2025 for each of the NEOs:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raul Vazquez	—	—	169,458	999,802
Kathleen Layton	—	—	31,946	193,355
Patrick Kirscht	—	—	68,974	406,947

(1)	The number of shares and value realized on vesting include shares that were withheld or sold at the time of vesting to satisfy tax withholding requirements.
Employment, Severance and Change in Control Agreements
We previously entered into offer letters with each of our NEOs that generally provide for at-will employment and set forth the executive’s base salary, eligibility for an annual incentive award opportunity and employee benefits, and coverage under our executive severance policy. Each of our NEOs has also executed our standard form of proprietary information and invention assignment agreement. Each NEO must abide by any applicable compensation recovery policy, stock ownership guidelines, or other similar policies that we maintain. Further, the award agreements governing the PSU awards granted to Messrs. Vazquez and Kirscht in 2023 and Messrs. Vazquez and Kirscht and Ms. Layton in 2024 and 2025, provide for certain benefits upon a change in control or in the event of an involuntary termination of the applicable NEO in connection with a change in control of Oportun. General provisions of the executive severance and change in control policy are discussed below, and any potential payments and benefits due upon a termination of employment or a change in control are further quantified below in “Potential Payments and Benefits Upon Termination or Change in Control.”
Executive Severance and Change in Control Policy
We maintain an executive severance and change in control policy, which covers each of our NEOs.
Upon a termination of employment by us without cause or by the executive for good reason (an “involuntary termination”), our NEOs other than our Chief Executive Officer will receive 12 months of salary continuation and continuation of health plan benefits at no cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) if they have been employed with us for at least five years (or nine months of such benefits if they have been employed for less than five years). If the termination occurs during the period beginning 90 days before, through 12 months after, our change in control (the “change in control period”), they will receive the higher level of salary continuation and health insurance benefits regardless of their tenure with us, their full target bonus, and full vesting of their unvested equity awards other than performance-vested awards. For performance-vested awards (other than the PSU awards described in the following section), any acceleration of vesting, exercisability or lapse of restrictions is based on actual performance through the date of such change in control. As of December 31, 2025, the last day of the most recently completed fiscal year, each of Ms. Layton and Mr. Kirscht had completed at least five years of employment with us.
On an involuntary termination, our Chief Executive Officer will receive 18 months of salary continuation and continuation of health plan benefits at no cost under COBRA if he has been employed with us for at least five years (or 12 months of such benefits if he has been employed for less than five years), and 12 months’ worth of accelerated vesting of equity awards other than performance-vested awards. If the involuntary termination occurs within the change in control period, he will receive the higher level of salary continuation and health insurance benefits regardless of his tenure with us, 150% of his target bonus, and full vesting of his unvested equity awards

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other than performance-vested awards. For performance-vested awards (other than the PSU awards described in the following section), any acceleration of vesting, exercisability or lapse of restrictions is based on actual performance through the date of such change in control. As of December 31, 2025, the last day of the most recently completed fiscal year, our Former CEO had completed at least five years of employment with us. The Transition Agreement superseded our Former CEO's rights to severance under his employment agreement.
Severance benefits are subject to the execution of a release of claims by the executive, resignation from all officer and director positions, and continued compliance with the executive’s obligations under any confidentiality, intellectual property assignment, non-solicitation and restrictive covenant agreement with us. The terms “cause,” “good reason” and “change in control” can be found in the executive severance and change in control policy. If the payments and benefits under our executive severance and change in control policy would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax, such payments either will be paid in full or as to such lesser amount that would result in no portion of the payments and benefits being subject to such excise tax, whichever results in the greater amount of after-tax benefits to the NEO after taking into account any applicable excise tax. Our executive severance and change in control policy does not provide for any Internal Revenue Code Section 280G-related tax gross-up payments from the Company.
Retention Awards
As described above under “Special Cash and RSU Retention Awards,” Mr. Kirscht and Ms. Layton received special retention awards consisting of both a cash retention award and a time-based RSU retention award. The cash retention awards vest in installments in 2026 and 2027, subject to continued service. Under the terms of the applicable award agreements, any unvested portion of a cash retention award will accelerate in full upon (i) a Change in Control (as defined in the Executive Severance and Change in Control Policy) that occurs prior to the executive’s termination of service or (ii) a Qualifying Termination (as defined in such policy), in each case subject to the executive’s execution and non-revocation of a release of claims. The RSU retention awards are scheduled to cliff vest on June 30, 2027, subject to continued service. Under the terms of the applicable RSU retention award agreements, 100% of the unvested RSUs will accelerate and vest in full upon a Qualifying Termination, subject to the executive’s execution and non-revocation of a release of claims and continued compliance with applicable confidentiality and restrictive covenant obligations. This acceleration right applies regardless of whether a Change in Control has occurred. These retention awards are separate from, and in addition to, the benefits provided under the Executive Severance and Change in Control Policy described above.
PSU Award Agreement
Under each of the award agreements governing the PSU awards granted in 2023 to Messrs. Vazquez and Kirscht, and in 2024 and 2025 to all of our NEOs, if a “change in control” (as defined in the PSU award agreement) occurs during the applicable three-year performance period, the performance period will be shortened to conclude as of a date, determined by the compensation and leadership committee, that is within the 10-day period ending with the estimated date of the change in control, and the compensation and leadership committee will certify our TSR performance (or relative TSR performance, in the case of 2025 PSUs) during the abbreviated performance period by comparing the beginning average closing price to the consideration payable in the change in control (instead of the average closing price for the last 20 trailing consecutive trading days).
If the applicable NEO continues to provide service to us through the date of the change in control, then as of immediately before the change in control, a number of PSUs will become eligible PSUs equal to the greater of (x) the number of PSUs, if any, that the compensation and leadership committee determined may become eligible PSUs according to the certification described above, or (y) 100% of the target number of PSUs.

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If the change in control occurs while the NEO continues to provide service to us and the PSU award is not assumed, continued, or substituted by a similar award, 100% of the NEO’s eligible PSUs (as determined according to the certification described above) will vest as of immediately before the change in control.
In addition, if, during the period beginning 90 days before a change in control and ending 12 months after that change in control, the NEO’s employment with us is terminated either (a) by us without “cause” and other than due to their death or “disability,” or (b) by the NEO for “good reason” (as such terms are defined in the PSU agreement), 100% of the NEO’s eligible PSUs will vest, subject to the NEO’s execution of a release of claims by the executive, resignation from all officer and director positions, and continued compliance with the executive’s obligations under any confidentiality, intellectual property assignment, non-solicitation and restrictive covenant agreement with us. The vesting acceleration benefits under our executive severance and change in control policy will not apply to these PSU awards.

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Potential Payments and Benefits Upon Termination or Change in Control
The following table sets forth the estimated payments and benefits that would be received by each of the NEOs upon a change in control of Oportun, upon a termination of employment without cause or following a resignation for good reason (which we refer to below as an involuntary termination) unrelated to a change in control, or upon an involuntary termination in connection with a change in control of Oportun. This table reflects amounts payable to each NEO assuming his or her employment was terminated on December 31, 2025, and/or the change in control also occurred on that date. For additional discussion of the potential benefits and payments due in connection with a termination of employment or a change in control, please see “Employment, Severance, and Change in Control Agreements-Executive Severance and Change in Control Policy” above.

Name	Change in Control(1)(2)(3)(4) ($)	Involuntary Termination Other than During Change in Control Period(2)(3)(4) ($)	Involuntary Termination During Change in Control Period(2)(3)(4) ($)
Raul Vazquez
Salary Severance(4)	—	1,102,500	1,102,500
Bonus Severance(4)	—	—	1,378,125
Continuation of Health Insurance Benefits	—	41,778	41,778
Accelerated Vesting of Cash Awards	—	—	—
Accelerated Vesting of Equity Awards	2,930,835	1,238,754	5,232,307
Total(5)	2,930,835	2,383,032	7,754,710
Kathleen Layton
Salary Severance	—	420,000	420,000
Bonus Severance	—	—	273,000
Continuation of Health Insurance Benefits	—	—	—
Accelerated Vesting of Cash Awards	441,000	441,000	441,000
Accelerated Vesting of Equity Awards	420,846	455,167	1,481,692
Total	861,846	1,316,167	2,615,692
Patrick Kirscht
Salary Severance	—	510,000	510,000
Bonus Severance	—	—	331,500
Continuation of Health Insurance Benefits	—	27,852	27,852
Accelerated Vesting of Cash Awards	535,500	535,500	535,500
Accelerated Vesting of Equity Awards	1,077,018	505,740	2,650,126
Total	1,612,518	1,579,092	4,054,978

(1)
The values listed in this column for “Equity Awards” reflect the estimated value of the PSUs granted to the applicable NEO that would become eligible PSUs (that is, eligible to vest on March 10, 2026, March 10, 2027, or March 10, 2028 subject to the NEO continuing to provide service following the change in control through that date) if a change in control occurred on December 31, 2025 (which was during each PSU award’s three-year performance period). This estimated value was calculated by multiplying the number of eligible PSUs by the closing price for a share of our common stock on December 31, 2025 (the last business

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day of our 2025 fiscal year), which was $5.29. The number of eligible PSUs is assumed to be the target number of PSUs since the number of PSUs that would become eligible PSUs based on our TSR performance during the abbreviated performance period was less than the target number of PSUs.
(2)	Based on salary and target bonus amounts as of December 31, 2025.
(3)
The values listed in this column for “Cash Awards” reflect the estimated value of accelerated vesting of the applicable NEO’s outstanding cash retention awards granted in December 2025. These cash retention awards are subject to service-based vesting and are not reflected in the 2025 Summary Compensation Table.

(4)
The values listed in this column for “Equity Awards” reflect the estimated value of accelerated vesting of the applicable NEO’s equity awards, including the special retention awards, which was calculated by multiplying the number of shares underlying the NEO’s unvested option, RSU awards or PSU awards that would be accelerated by the closing price for a share of our common stock on December 31, 2025 (the last business day of our 2025 fiscal year), which was $5.29, minus the aggregate exercise price attributable to the accelerated shares in the case of a stock option. No value has been included for stock options that have a per share exercise price at or above $5.29. For the PSU awards granted to Messrs. Vazquez and Kirscht in 2023 and Messrs. Vazquez and Kirscht and Ms. Layton in 2024 and 2025, the number of PSUs accelerated is assumed to be the target number of PSUs since the number of PSUs that would become eligible PSUs based on our TSR performance during each abbreviated performance period was less than the target number of PSUs.

(5)
The values listed in the above table are estimates only, assuming employment was terminated on December 31, 2025 or the change of control occurred on December 31, 2025. For a description of the actual compensation payable in connection with Mr. Vazquez’s transition in 2026, see the section entitled “Early 2026 Compensation Actions - Leadership Transition-Vazquez Transition Agreement.”

Equity Compensation Plan Information
The following table provides information as of December 31, 2025 with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Rights (#)	Weighted Average Exercise Price of Outstanding Options(1) ($)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders
2019 Equity Incentive Plan(2)	6,400,405	16.87	2,826,883
2015 Stock Option / Stock Issuance Plan	689,969	20.31	—
2019 Employee Stock Purchase Plan(3)	—	—	2,632,406
Equity compensation plans not approved by security holders
2021 Inducement Equity Incentive Plan(4)	184,557		462,310
Total	7,274,931		5,921,599

(1)	PSUs and RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(2)
Our 2019 Equity Incentive Plan (“2019 Plan”) provides that the number of shares of common stock available for issuance under the 2019 Plan automatically increases on the first day of each fiscal year beginning with

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the 2020 fiscal year, in an amount equal to 5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year. The Board may act prior to the first day of any fiscal year to provide that the increase in the share reserve for such fiscal year will be a lesser number of shares.
(3)
Our 2019 Employee Stock Purchase Plan (“ESPP”) provides that the number of shares of common stock available for issuance under the ESPP automatically increases on the first day of each fiscal year beginning with the 2020 fiscal year, in an amount equal to the lesser of (i) 1% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (ii) 726,186 shares. The Board may act prior to the first day of any fiscal year to provide that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares.

(4)	This plan is more fully described in Note 11 to our Notes to the Consolidated Financial Statements included on our Annual Report on Form 10-K filed February 27, 2026.

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Report of the Compensation and Leadership Committee
The information contained in this report of the compensation and leadership committee shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation and leadership committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation and leadership committee has reviewed and discussed the “Executive Compensation” section with management. Based on this review and discussion, the compensation and leadership committee has recommended to the Board that the “Executive Compensation” section be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in this proxy statement.
Respectfully submitted by the members of the compensation and leadership committee of the Board:
Mohit Daswani (Chair)
Ginny Lee
Warren Wilcox

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Pay Versus Performance
Our executives’ pay is variable and linked to our business and financial performance. The factors considered by the compensation and leadership committee to determine the compensation of the NEOs and other officers is described in the section “Executive Compensation—Roles of the Compensation and Leadership Committee, Management and the Compensation Consultant—Role of the Compensation and Leadership Committee” of this proxy statement. From 2023 through 2025, our Total Stockholder Return increased, and our Net Income improved materially, from a net loss in 2023 and 2024 to net income in 2025. These results reflect improved business and financial performance over the three-year period.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following table provides information regarding the “compensation actually paid” to our principal executive officer (“PEO”) and our other NEOs (“non-PEO NEOs”) and certain financial performance results of the Company.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based on Company Total Stockholder Return(5)	Net Income (millions)(6)
2025	$4,327,855	$4,561,550	$2,197,779	$2,303,761	$ 96.01	$25.2
2024	$1,894,102	$1,784,957	$788,450	$928,331	$70.42	$(78.7)
2023	$ 1,694,535	$ 1,591,853	$865,003	$723,769	$20.19	$ (180.0)

(1)	Represents amounts reported in the “total” column of the Summary Compensation Table (“SCT”) for Raul Vazquez (our Former Chief Executive Officer). Mr. Vazquez was our PEO for each of the years shown.
(2)
Represents dollar amount for Mr. Vazquez derived from the starting point of the compensation reported in the “Total” column of the SCT, under the methodology prescribed under the SEC’s rules, as shown in the table below. The following table presents a reconciliation of total compensation paid to our PEO for each year shown as reported in the SCT, further above, to the compensation actually paid to our PEO, which was computed in accordance with Item 402(v) of Regulation S-K, as reported in the Pay Versus Performance table to which this footnote relates.

Fiscal Year	2023	2024	2025
SCT Total for PEO	$1,694,535	$1,894,102	$4,327,855
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(746,007)	$(682,444)	$(2,862,000)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,076,900	$917,559	$2,585,250
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(415,995)	$(176,820)	$132,718
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	$(17,580)	$(167,440)	$377,728
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
Compensation Actually Paid	$1,591,853	$1,784,957	$4,561,550

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(3)	Represents the averages of the amounts reported in the “total” column of the SCT for our non-PEO NEOs. Kathleen Layton and Patrick Kirscht were our non-PEO NEO’s for each of the year’s shown.
(4)
Represents dollar amounts on an averaged basis for our non-PEO NEOs derived from the starting point of the compensation reported in the “Total” column of the SCT, under the methodology prescribed under the SEC’s rules, as shown in the table below. The following table presents a reconciliation of the average total compensation paid to our non-PEO NEOs for each year shown as reported in the SCT, further above, to the average compensation actually paid to our non-PEO NEOs, which was computed in accordance with Item 402(v) of Regulation S-K, as reported in the Pay Versus Performance table to which this footnote relates.

Fiscal Year	2023	2024	2025
SCT Total for non-PEO NEOs	$865,003	$788,450	$2,197,779
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(290,124)	$(123,376)	$(1,437,263)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$257,775	$334,339	$1,346,576
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(103,626)	$(25,551)	$82,062
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	$(5,258)	$(45,532)	$114,607
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
Compensation Actually Paid	$723,769	$928,331	$2,303,761

(5)	Represents value of initial $100 investment in Oportun stock on December 29, 2023, the last trading day prior to the earliest fiscal year shown in the table.
(6)	Represents the Company’s net income reflected in the Company’s audited financial statements.

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Relationship Between PEO’s and Non-PEO NEOs’ Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following graph sets forth the relationship between compensation actually paid (or “CAP”) to our PEO and the average of compensation actually paid to our non-PEO NEOs versus the Company’s cumulative TSR for the fiscal years shown.

Oportun Financial Corporation CAP vs TSR
$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Compensation Actually Paid ($M)
$100.00
$95.00
$90.00
$85.00
$80.00
$75.00
$70.00
$65.00
Value of $100 Investment from 12/31/2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Raul Vazquez
Avg NEO CAP ($M)
OPRT TSR

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Relationship Between PEO’s and Non-PEO NEOs’ Compensation Actually Paid and Net Income (Loss)
The following graph sets forth the relationship between compensation actually paid to our PEO and the average of compensation actually paid to our non-PEO NEOs versus our net income (loss) for the fiscal years shown.

Relationship Between PEO’s and Non-PEO NEOs’ Compensation Actually Paid and Adjusted EBITDA
The following graph sets forth the relationship between compensation actually paid to our PEO and the average of compensation actually paid to our non-PEO NEOs versus Adjusted EBITDA for the fiscal years shown.

Certain Relationships and Related Transactions
The following is a summary of transactions and arrangements, since the beginning of our last two fiscal years, to which we have been a participant, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average Company’s total assets at year-end for the last two completed fiscal years

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in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer or director, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer or director or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons has a substantial ownership interest or control.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of our directors, and our amended and restated bylaws provide that we indemnify each of our directors and executive officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our other officers and agents when determined appropriate by our Board. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers.
Transactions with Credit Karma, Hummingbird, and NewView Capital
Raul Vazquez, our former Chief Executive Officer and a former member of our Board, serves as a member of the board of directors of Intuit Inc. (“Intuit”). On December 3, 2020, Intuit acquired Credit Karma. The Company previously conducted business with Credit Karma for lead generation services. Payments to Credit Karma totaled approximately $126,000 for services provided in 2024. No payments were made to Credit Karma in 2025. Mr. Vazquez was not involved in directly managing Credit Karma, and these transactions were entered into in the ordinary course of business. The transactions were approved in accordance with Oportun’s Related Person Transactions Policy.
We entered into an agreement, as amended, with Hummingbird RegTech, Inc. (“Hummingbird”), a provider of compliance software, and made payments to them of approximately $273,000 in 2024 and payments of approximately $278,000 in 2025. A member of our Board, Jo Ann Barefoot, is a co-founder and shareholder of Hummingbird. Ms. Barefoot is not involved in directly managing Hummingbird and these transactions were entered into in the ordinary course of business. This transaction was approved in accordance with Oportun’s Related Person Transactions Policy.
One of our directors, Sandra Smith, is an Operating Partner at NewView Capital Management, LLC, a firm that advises private funds, that may hold interests in portfolio companies with which we transact business in the ordinary course. We do not consider transactions with such portfolio companies to be related party transactions solely by reason of this affiliation, unless the related person has a direct or indirect material interest in the transaction.
Transactions with Neuberger Berman
On September 14, 2022, we entered into an agreement to borrow $150.0 million of senior secured term loans from certain funds affiliated with Neuberger Berman Specialty Finance (“Neuberger Berman”), beneficial owner of greater than five percent of our outstanding common stock (the “Original Credit Agreement”). On March 10, 2023, we upsized and amended the Original Credit Agreement (the “Amended Credit Agreement”) to be able to borrow up to an additional $75.0 million. We borrowed $20.8 million of term loans under the Amended Credit Agreement on March 10, 2023 (the “Incremental Tranche A-1 Loans”) and borrowed an additional $4.2 million of term loans under the Amended Credit Agreement on March 27, 2023 (the “Incremental Tranche A-2 Loans”). The term loans bore interest at an amount equal to (a) 1-month term SOFR plus 9.00%, payable in cash, plus (b) 3.00%, payable in cash or in kind at our option. The term loans were scheduled to mature on September 14, 2026, and were not subject to amortization. Certain prepayments of the term loans were subject to a prepayment premium. The obligations under the Amended Credit Agreement were secured by our assets and assets of certain of our subsidiaries guaranteeing the Amended Credit Agreement, including pledges of the equity interests of certain subsidiaries that are directly or indirectly owned by us, subject to customary exceptions.

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We borrowed an aggregate additional amount of $50.0 million of term loans under the Amended Credit Agreement in two additional $25.0 million tranches on May 5, 2023 and June 30, 2023 (the “Incremental Tranche B Loans” and “Incremental Tranche C Loans,”), respectively.
In connection with the Amended Credit Agreement, we issued warrants to the lenders providing the Incremental Tranche A-1 Loans to purchase 1,980,242 shares of our common stock at an exercise price of $0.01 per share. In addition, (a) on March 27, 2023, in connection with the funding of the Incremental Tranche A-2 Loans, we issued warrants to the lenders providing the Incremental Tranche A-2 Loans to purchase 116,485 shares of our common stock, (b) on May 5, 2023, in connection with the funding of the Incremental Tranche B Loans, we issued warrants to the lenders providing the Incremental Tranche B Loans to purchase 1,048,363 shares of our common stock, and (c) on June 30, 2023, in connection with the funding of the Incremental Tranche C Loans, we issued warrants to the lenders providing the Incremental Tranche C Loans to purchase 1,048,363 shares of our common stock, in each case, at an exercise price of $0.01 per share. We also entered into a registration rights agreement with the applicable lenders, pursuant to which we filed a registration statement with respect to the shares underlying the warrants.
On June 16, 2023, we entered into a forward flow whole loan sale agreement with certain funds affiliated with Neuberger Berman. Pursuant to this agreement, we agreed to sell up to $300.0 million of our personal loan originations over the subsequent twelve months. On April 26, 2024, we amended the agreement to extend the term and revised the commitment amount to instead sell $370.9 million of personal loan originations in aggregate through October 2024. In October 2024, we fulfilled our commitment under the agreement. We will continue to service these loans upon transfer of the receivables. As part of this agreement, during the year ended December 31, 2025, no loans receivable were transferred, and during the year ended December 31, 2024, the Company transferred loans receivable totaling $151.0 million, and we received servicing revenue of $9.3 million and $11.1 million, respectively.
On March 12, 2024, we entered into an additional amendment to the Amended Credit Agreement, which among other modifications, required certain principal payments in amounts equal to $5.7 million per month to be made by us on the last business day of each of March, April and May 2024.
On November 14, 2024, the Original Credit Agreement, as amended, was terminated and the associated outstanding original term loan was repaid in full in the amount of $211.3 million, in connection with the Refinancing Credit Agreement disclosed below. Prior to the date of termination, we had made $33.3 million in interest payments to Neuberger Berman in fiscal year 2024. On October 23, 2024, we entered into a new agreement to borrow $235 million of senior secured term loans from certain funds affiliated with Neuberger Berman, and the other lenders thereto (the “Refinancing Credit Agreement” and the “Refinancing Term Loan”). The Refinancing Term Loan bears interest at (i) a cash rate of 12.50% per annum plus (ii) an amount payable in cash or in kind, at our option, equal to 2.50% and is scheduled to mature on November 14, 2028. Certain prepayments under the Refinancing Agreement are subject to a prepayment premium. The obligations under the Refinancing Credit Agreement are secured by our assets and certain of subsidiaries guaranteeing the loan, including pledges of the equity interests of certain subsidiaries that are directly or indirectly owned by us, subject to customary exceptions. The Refinancing Credit Agreement contains several financial covenants; these covenants are included together with other customary affirmative and negative covenants (including reporting requirements), representations and warranties and events of default. In connection with the Refinancing Credit Agreement, we issued warrants to certain funds affiliated with Neuberger Berman to purchase 2,426,503 shares of our common stock at an exercise price of $0.01 per share. We also entered into another registration rights agreement with the applicable lenders, pursuant to which we filed a registration statement with respect to the shares underlying the warrants.
In connection with the Refinancing Credit Agreement, we made approximately $0.7 million and $15.9 million in interest payments for the years ended December 31, 2024 and 2025, respectively.

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As of December 31, 2025, we repaid $40.0 million of required principal under the Refinancing Credit Agreement, made $30.0 million of voluntary principal prepayments, and paid $0.5 million in related prepayment premiums.
On April 2, 2025, we entered into a warehouse facility (the “PLW III Warehouse Facility”) with certain funds affiliated with Neuberger Berman and other lenders party thereto. In connection with the PLW III Warehouse Facility, our subsidiary, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) for a three-year term and a borrowing capacity of approximately $187.5 million. Borrowings under the Loan and Security Agreement accrue interest at a rate equal to Term SOFR plus a weighted average spread of 3.35%. The advance rate for the PLW III Warehouse Facility is 95.0%, subject to certain delinquency and liquidity triggers that could lower the advance rate to 92.0%. The Loan and Security Agreement includes customary representations and warranties, as well as affirmative and negative covenants. The Loan and Security Agreement contains customary events of default. The Lenders could elect to accelerate the maturity of the loans and/or terminate the commitments under the Loan and Security Agreement upon the occurrence and during the continuation of an event of default, and the Borrower could be required to repay all amounts outstanding under the Loan and Security Agreement. The Loan and Security Agreement also contains certain financial maintenance covenants that require us and our subsidiaries to not exceed a specified leverage ratio, to maintain a minimum tangible net worth, and to maintain a minimum level of unrestricted cash or cash equivalents while any borrowings under the Loan and Security Agreement are outstanding.
Transactions with Castlelake
On October 20, 2023, we entered into a private structured financing facility (the “Structured Financing Facility”). In connection with the Structured Financing Facility, certain of our subsidiaries, entered into a Receivables Loan and Security Agreement (the “Receivables Loan and Security Agreement”) with certain funds and affiliates of Castlelake L.P., beneficial owner of greater than five percent of our outstanding common stock, as Lenders, pursuant to which we borrowed $197 million. Borrowings under the Receivables Loan and Security Agreement accrue interest at a blended rate equal to 10.05%. The Receivables Loan and Security Agreement includes customary representations and warranties, as well as affirmative and negative covenants. The Receivables Loan and Security Agreement contains customary events of default. The Lenders could elect to accelerate the maturity of the loans and/or terminate the commitments under the Receivables Loan and Security Agreement upon the occurrence and during the continuation of an event of default, and the Borrower could be required to repay all amounts outstanding under the Receivables Loan and Security Agreement. The Receivables Loan and Security Agreement also contains certain financial maintenance covenants that require us to maintain a minimum tangible net worth and to maintain a minimum level of unrestricted cash or cash equivalents while any borrowings under the Receivables Loan and Security Agreement are outstanding.
In connection with the Structured Financing Facility, we made interest payments to certain funds and affiliates of Castlelake L.P. of $20.2 million and $18.5 million for the years ended December 31, 2024 and 2025, respectively.
On November 10, 2025, we redeemed the Structured Financing Facility in full, repaying the $197 million outstanding balance.
On August 3, 2023, we entered into a forward flow whole loan sale agreement with certain funds affiliated with Castlelake L.P. Pursuant to this agreement, we agreed to sell up to $400.0 million of our personal loan originations over the subsequent twelve months and we are committed to service these loans upon transfer of the receivables. Pursuant to this agreement, we transferred loans receivable totaling $192.7 million and $1.25 million, and received servicing revenue of $12.1 million and $10.1 million, for the years ended December 31, 2024 and 2025, respectively.

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On October 23, 2024, we entered into the Refinancing Credit Agreement to borrow $235 million of senior secured term loans from McLaren Harbor LLC, a fund affiliated with Castlelake L.P., and the other lenders thereto. The Refinancing Term Loan bears interest at (i) a cash rate of 12.50% per annum plus (ii) an amount payable in cash or in kind, at our option, equal to 2.50% and is scheduled to mature on November 14, 2028. Certain prepayments under the Refinancing Agreement are subject to a prepayment premium. The obligations under the Refinancing Credit Agreement are secured by our assets and certain of subsidiaries guaranteeing the loan, including pledges of the equity interests of certain subsidiaries that are directly or indirectly owned by us, subject to customary exceptions. The Refinancing Credit Agreement contains several financial covenants; these covenants are included together with other customary affirmative and negative covenants (including reporting requirements), representations and warranties and events of default. In connection with the Refinancing Credit Agreement, we issued warrants to McLaren Harbor LLC to purchase 2,426,503 shares of our common stock at an exercise price of $0.01 per share. We also entered into another registration rights agreement with the applicable lenders, pursuant to which we filed a registration statement with respect to the shares underlying the warrants.
In connection with the Refinancing Credit Agreement, we made approximately $0.7 million and $15.9 million in interest payments for the years ended December 31, 2024 and 2025, respectively.
As of December 31, 2025, we repaid $40.0 million of required principal under the Refinancing Credit Agreement, made $30.0 million of voluntary principal prepayments, and paid $0.5 million in related prepayment premiums.
Agreements with Findell Capital Management LLC
In April 2024 and July 2025, the Company entered into letter agreements with Findell Capital Management LLC and certain of its affiliates (collectively, “Findell”), which at various times beneficially owned more than five percent of the Company’s common stock.
April 2024 Agreement
On April 19, 2024, the Company entered into a letter agreement with Findell (the “2024 Findell Agreement”). Pursuant to the 2024 Findell Agreement, the Board increased its size from nine to ten directors and appointed Scott Parker to serve as a Class III director with a term expiring at the Company’s 2025 annual meeting of stockholders. Mr. Parker was also appointed to the Board’s audit and risk committee and compensation and leadership committee. The Board also appointed Richard Tambor as a non-voting observer and agreed to include Mr. Tambor on the Company’s slate of director nominees for election at the Company’s 2025 annual meeting of stockholders.
The 2024 Findell Agreement contained customary standstill, voting and non-disparagement provisions and remained in effect until shortly before the deadline for submission of stockholder nominations for the Company’s 2025 annual meeting of stockholders. The Company agreed to reimburse Findell for documented out-of-pocket legal and other expenses incurred in connection with the agreement and related matters, up to $225,000.
July 2025 Agreement
On July 14, 2025, the Company entered into a second letter agreement with Findell (the “2025 Findell Agreement”). Pursuant to the 2025 Findell Agreement, Warren Wilcox joined the Board on July 19, 2025 as a Class III director with a term expiring at the Company’s 2028 annual meeting of stockholders.
The 2025 Findell Agreement includes customary standstill, voting and non-disparagement provisions and provides that, subject to certain ownership thresholds and conditions, Findell may propose a replacement nominee if Mr. Wilcox ceases to serve on the Board prior to the Company’s 2026 annual meeting of stockholders. Unless otherwise terminated by mutual agreement, the agreement will remain in effect until shortly before the deadline for submission of stockholder nominations for the Company’s 2028 annual meeting of stockholders.

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Under the 2025 Findell Agreement, the Company agreed to reimburse Findell for up to $1.2 million of reasonable and documented out-of-pocket legal and other expenses.
Policies and Procedures for Related Party Transactions
We have adopted a written policy that all transactions, arrangements, or relationships in which the amounts exceed $120,000 or one percent of the average Company’s total assets at year-end for the last two completed fiscal years between us and our directors, executive officers, holders of more than 5% of our capital stock, any member of the immediate family of the foregoing persons, or their affiliates are approved by the audit and risk committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct. In approving or rejecting any such related party proposal, the audit and risk committee will consider the relevant facts and circumstances available and deemed to be relevant to the matter, including, but not limited to, risks, costs, impact on independence, availability of alternatives, and transaction terms that could have been obtained from unaffiliated third parties.
We believe that we have executed all the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intent to ensure that all future transactions between us and related parties are also approved by the audit and risk committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Other Matters
Annual Report on Form 10-K and SEC Filings
We have filed our Annual Report on Form 10-K for the year ended December 31, 2025, with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Our Annual Report and this proxy statement are posted on our investor relations website at https://investor.oportun.com and are available from the SEC at its website at www.sec.gov. If you do not have access to the internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at Oportun Financial Corporation, 1825 South Grant Street, Suite 850, San Mateo, California 94402.

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Appendix A
Reconciliation on Non-GAAP Financial Measures
The proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure defined as our net income, adjusted to eliminate the effect of certain items as described below. We believe that Adjusted EBITDA is an important measure because it allows management, investors and our Board to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of taxes, certain non-cash items, variable charges and timing differences.
•
We believe it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.

•
We believe it is useful to exclude the impact of interest expense associated with the Company’s corporate financing, as we view this expense as related to our capital structure rather than our funding.

•	We believe it is useful to exclude the impact of depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•
We believe it is useful to exclude the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, acquisition and integration related expenses, and other non-recurring charges because these items do not reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our Corporate Financing.

•
We also reverse origination fees for Loans Receivable at Fair Value, net. We recognize the full amount of any origination fees as revenue at the time of loan disbursement in advance of our collection of origination fees through principal payments. As a result, we believe it is beneficial to exclude the uncollected portion of such origination fees, because such amounts do not represent cash that we received.

•	We also reverse the fair value mark-to-market adjustment because it is a non-cash adjustment.
The following table presents a reconciliation of Net Income (loss) to Adjusted EBITDA for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
Adjusted EBITDA (in thousands)	2025	2024
Net income (loss)	$25,246	$(78,682)
Adjustments:
Income tax expense (benefit)	18,830	(36,495)
Interest on corporate financing	35,729	51,135
Depreciation and amortization	41,470	52,186
Stock-based compensation expense	10,686	13,053
Other non-recurring charges(1)	16,579	34,019
Fair value mark-to-market adjustment	(115)	69,331
Adjusted EBITDA	$148,425	$104,547

(1)	Certain prior-period financial information has been reclassified to conform to current period presentation.

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Adjusted Net Income (Loss)
Adjusted Net Income is a non-GAAP financial measure defined as net income adjusted to eliminate the effect of certain items as described below. We believe that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and our Board to evaluate and compare our operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.
•
We believe it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. We also include the impact of normalized income tax expense by applying a normalized statutory tax rate.

•
We believe it is useful to exclude the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges because we do not believe that these items reflect our ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our corporate financing facilities.

•	We believe it is useful to exclude stock-based compensation expense because it is a non-cash charge.
•
We also exclude the fair value mark-to-market adjustment on our asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

The following table presents a reconciliation of Net Income (loss) to Adjusted Net Income for the years ended December 31, 2025 and 2024:

	As of or for the Year Ended December 31,
Adjusted Net Income (Loss) (in thousands)	2025	2024
Net income (loss)	$25,246	$(78,682)
Adjustments:
Income tax expense (benefit)	18,830	(36,495)
Stock-based compensation expense	10,686	13,053
Other non-recurring charges(1)	16,579	34,019
Net decrease in fair value of credit cards receivable	—	36,177
Mark-to-market adjustment on asset-backed notes	17,820	72,089
Adjusted income (loss) before taxes	89,161	40,161
Normalized income tax expense	24,073	10,843
Adjusted Net Income (Loss)	$65,088	$29,318
Income tax rate(2)	27.0%	27.0%

(1)	Certain prior-period financial information has been reclassified to conform to current period presentation.
(2)	Income tax rates for the years ended December 31, 2025 and December 31, 2024, are based on a normalized statutory rate.

76

Adjusted Earnings Per Share
Adjusted Earnings (Loss) Per Share is a non-GAAP financial measure defined as Adjusted Net Income divided by weighted average diluted shares outstanding. We believe Adjusted Earnings (Loss) Per Share is an important measure because it allows management, investors and our Board to evaluate the operating results, operating trends and profitability of the business in relation to diluted adjusted weighted-average shares outstanding.
The following table presents a reconciliation of Diluted EPS to Diluted Adjusted EPS for the years ended December 31, 2025 and 2024. For the reconciliation of net income to Adjusted Net Income (Loss), see the immediately preceding table “Adjusted Net Income (Loss).”

	As of or for the Year Ended December 31,
(in thousands, except share and per share data)	2025	2024
Diluted earnings (loss) per share	$0.53	$(1.95)
Adjusted Earnings Per Share
Adjusted Net Income	65,088	29,318
Basic weighted-average common shares outstanding	46,418,934	40,356,025
Weighted average effect of dilutive securities:
Stock options	—	—
Restricted stock units	1,439,697	500,705
Diluted Adjusted weighted-average common shares outstanding	47,858,631	40,856,730
Adjusted Earnings Per Share	$1.36	$0.72

77

Oportun

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on August 10, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/OPRT2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on August 10, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive it by August 10, 2026 for your vote to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T00609-P55072 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OPORTUN FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the Nominee listed in proposal 1, and FOR proposals 2 and 3:

1. Election of the Class I Director

Nominees:	**For**	**Against**	**Abstain**
1a. Mohit Daswani	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal 4:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To approve, on an advisory non-binding basis, the frequency of future stockholder votes on Oportun's named executive officer compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxy holders will vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

T00610-P55072

OPORTUN FINANCIAL CORPORATION
Annual Meeting of Stockholders
August 11, 2026 8:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Douglas Bland and Kathleen Layton, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of OPORTUN FINANCIAL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Pacific Time on August 11, 2026, virtually at www.virtualshareholdermeeting.com/OPRT2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side